Filed Pursuant to Rule 424(B)(5)
Registration No. 333-130030
333-130030-01

Prospectus Supplement to Prospectus dated June 20, 2007

GE Capital Credit Card Master Note Trust
Issuing Entity

RFS Holding, L.L.C.	GE Money Bank
Depositor	Sponsor and Servicer

$1,455,000,000 Series 2007-3 Asset Backed Notes

	Class A-1 Notes	Class A-2 Notes	Class B Notes	Class C Notes
Principal amount	$949,750,000	$269,000,000	$138,750,000	$97,500,000
Interest rate	One-month LIBOR plus 0.01% per year(1)	5.40% per year	5.49% per year	One-month LIBOR plus 0.30% per year(1)
Interest payment dates	monthly on the 15th, beginning August 15, 2007	monthly on the 15th, beginning August 15, 2007	monthly on the 15th, beginning August 15, 2007	monthly on the 15th, beginning August 15, 2007
Expected principal payment date	June 2010 payment date	June 2010 payment date	June 2010 payment date	June 2010 payment date
Final maturity date	June 2013 payment date	June 2013 payment date	June 2013 payment date	June 2013 payment date
Price to public	$949,750,000.00	$268,991,230.60	$138,716,061.75	$97,500,000.00
	(or 100.00000%)	(or 99.99674%)	(or 99.97554%)	(or 100.00000%)
Underwriting discount	$1,139,700.00	$322,800.00	$277,500.00	$243,750.00
	(or 0.12000%)	(or 0.12000%)	(or 0.20000%)	(or 0.25000%)
Proceeds to issuing entity	$948,610,300.00	$268,668,430.60	$138,438,561.75	$97,256,250.00
	(or 99.88000%)	(or 99.87674%)	(or 99.77554%)	(or 99.75000%)

(1)             Further disclosure of how one-month LIBOR is determined is included in the Structural Summary on page S-8.

The notes will be paid from the issuing entity’s assets consisting primarily of receivables in a portfolio of private label revolving credit card accounts owned by GE Money Bank.

Each class of notes benefits from credit enhancement in the form of subordination of any junior classes of notes, a specified amount of excess collateral and, for the Class C notes, a spread account. In addition, the issuing entity will enter into an interest rate swap for the Class A-1 notes and the Class C notes with ABN AMRO Bank N.V., as the initial swap counterparty.

We expect to issue your series of notes in book-entry form on or about June 28, 2007.

You should consider carefully the risk factors beginning on page S-13 in this prospectus supplement and page 1 in the prospectus.

A note is not a deposit and neither the notes nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are obligations of GE Capital Credit Card Master Note Trust only and are not obligations of RFS Holding,  L.L.C., GE Money Bank, General Electric Capital Corporation, their respective affiliates or any other person. This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Class A notes
JPMorgan	RBS Greenwich Capital
ABN AMRO Incorporated
Banc of America Securities LLC
CastleOak Securities, L.P.
Credit Suisse
RBC Capital Markets

Underwriters of the Class B notes and Class C notes
JPMorgan	RBS Greenwich Capital

June 22, 2007

Important Notice about Information Presented in this

Prospectus Supplement and the Accompanying Prospectus

We (RFS Holding, L.L.C.) provide information to you about the notes in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (b) this prospectus supplement, which describes the specific terms of your series of notes.

Whenever the information in this prospectus supplement is more specific than the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted.

We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.

Summary of Terms

Issuing Entity:	GE Capital Credit Card Master Note Trust

Depositor:	RFS Holding, L.L.C.

Sponsor and Servicer:	GE Money Bank

Indenture Trustee:	Deutsche Bank Trust Company Americas

Owner Trustee:	The Bank of New York (Delaware)

Expected Closing Date:	June 28, 2007

Commencement of Accumulation Period
(subject to adjustment):	July 22, 2009

Expected Principal Payment Date:	June 2010 payment date

Final Maturity Date:	June 2013 payment date

Clearance and Settlement:	DTC/Clearstream/Euroclear

Denominations:	Minimum $100,000, and in integral multiples of $1,000

Servicing Fee Rate:	2% per year

Initial Collateral Amount:	$1,500,000,000

Primary Assets of the Issuing Entity:	Receivables generated by a portfolio of private label and co-branded revolving credit card accounts owned by GE Money Bank

Offered Notes:

The Class A-1 notes and Class A-2 notes are collectively referred to as the Class A notes. The Class A notes, Class B notes and Class C notes are offered by this prospectus supplement and the accompanying prospectus

Series 2007-3

Class	Amount	% of Initial Collateral Amount
Class A-1 notes	$949,750,000	63.32%
Class A-2 notes	$269,000,000	17.93%
Class B notes	$138,750,000	9.25%
Class C notes	$97,500,000	6.50%
Excess collateral amount	$45,000,000	3.00%
Initial collateral amount	$1,500,000,000	100.00%

Offered Notes

	Class A-1	Class A-2	Class B	Class C
Principal Amount (subject to increase):	$949,750,000	$269,000,000	$138,750,000	$97,500,000

Anticipated Ratings:(1) (Moody’s/S&P/Fitch)	Aaa/AAA/AAA	Aaa/AAA/AAA	A2/A/A	Baa2/BBB/BBB+

Credit Enhancement:	subordination of Class B and Class C and excess collateral amount	subordination of Class B and Class C and excess collateral amount	subordination of Class C and excess collateral amount	excess collateral amount and spread account

Interest Rate:	One-month LIBOR plus 0.01% per year	5.40% per year	5.49% per year	One-month LIBOR plus 0.30% per year

Interest Accrual Method:	actual/360	30/360	30/360	actual/360

Interest Payment Dates:	monthly (15th), beginning August 15, 2007	monthly (15th), beginning August 15, 2007	monthly (15th), beginning August 15, 2007	monthly (15th), beginning August 15, 2007

Interest Rate Index Reset Date:	2 London business days before each interest payment date	Not applicable	Not applicable	2 London business days before each interest payment date

ERISA eligibility:	Yes, subject to important considerations described under “Certain ERISA Considerations” in the accompanying prospectus.

Debt for United States Federal Income Tax Purposes:	Yes, subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus.

(1)             It is a condition to issuance that one of these ratings be obtained. Ratings on the notes are expected to be monitored by the rating agencies that are rating the notes while the notes are outstanding.

Structural Summary

This summary is a simplified presentation of the major structural components of Series 2007-3. It does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire document and the accompanying prospectus before you purchase any notes.

Issuing Entity

The notes will be issued by GE Capital Credit Card Master Note Trust, a Delaware statutory trust, which is referred to in this prospectus supplement as the issuing entity or the trust. The notes will be issued under an indenture supplement to an indenture, each between the trust and the indenture trustee. The trust’s principal offices are at the following address: c/o General Electric Capital Corporation, as administrator, 777 Long Ridge Road, Building B, 3rd Floor, Stamford, CT 06927. The trust’s phone number is (203) 585-2351.

The indenture trustee is Deutsche Bank Trust Company Americas.

Collateral for the Notes

The notes are secured by a pool of receivables that arise under certain of GE Money Bank’s private label and co-branded revolving credit card accounts. We refer to the receivables securing the notes as the transferred receivables, and we refer to the accounts that have been designated as trust accounts as the trust portfolio.

The following information regarding the trust portfolio is as of May 21, 2007:

•                  total transferred receivables: $17,102,676,762

•                  principal receivables: $16,403,409,041

•                  finance charge receivables: $699,267,721

•                  total number of accounts designated to the trust portfolio: 46,996,950

As of the end of the last billing cycle ended in April 2007 for each of the retailers included in the trust portfolio:

•                  The accounts designated for the trust portfolio had an average total receivable balance of approximately $365 and an average credit limit of approximately $1,983.

•                  The percentage of the aggregate total receivable balance to the aggregate total credit limit was 18.4%.

•                  The average age of the accounts was approximately 90 months.

Addition of Assets to the Trust

When an account has been designated as a trust account, GE Money Bank continues to own the account, but we buy all receivables existing at the time of designation or created later and transfer them to the trust. GE Money Bank has the option to designate additional accounts, which must meet the criteria for eligible accounts described under “The Trust Portfolio—Representations and Warranties of the Depositor” in the accompanying prospectus, as trust accounts from time to time. If the volume of additional accounts designated exceeds specified periodic limitations, then additional new accounts can only be designated if the rating agencies for all outstanding series of notes confirm that the addition will not impair their ratings of any outstanding class of notes. Rating agency confirmations are also required if GE Money Bank wishes to designate any accounts that it acquired from third-party financial institutions or accounts in a new retailer program. See “The Trust Portfolio—Additions of Trust Assets” in the accompanying prospectus for a more detailed description of the limitations on our ability to designate additional accounts. In addition, GE Money Bank is required to designate additional accounts as trust accounts if the amount of principal receivables held by the trust falls below a specified minimum, as more fully described in “The Trust Portfolio—Addition of Trust Assets” in the accompanying prospectus.

Removal of Assets from the Trust

Optional Removals

We have the right to remove accounts from the list of designated accounts and to repurchase the related receivables from the trust in two circumstances. First, when the trust holds excess receivables, we may remove and repurchase on a random basis, subject to the condition that each rating agency confirms that these actions will not impair its rating of any outstanding class of notes. Second, some retailers have the right to purchase receivables relating to their credit card program if the program is terminated. If a retailer exercises this right, we will remove and repurchase the related accounts and receivables and are not required to obtain a rating agency confirmation. The conditions that must be satisfied when we remove accounts from the list of designated accounts are more fully described under “The Trust Portfolio—Removal of Accounts” in the accompanying prospectus.

Required Removals

We are required to repurchase receivables from the trust if it is discovered that they did not satisfy eligibility requirements in some material respect at the time that we transferred them to the trust, and the ineligibility results in a charge-off or an impairment of the trust’s rights in the transferred receivables or their proceeds. Similarly, the servicer is required to purchase receivables from the trust if the servicer fails to satisfy any of its obligations in connection with the transferred receivables or trust accounts, and the failure results in a material impairment of the transferred receivables or subjects their proceeds to a conflicting lien. These repurchase and purchase obligations are subject to cure periods and are more fully described in “The Trust Portfolio—Representations and Warranties of the Depositor” and “The Servicers—Servicer’s Representations, Warranties and Covenants” in the accompanying prospectus.

Other Series of Notes

It is expected that the trust will issue an additional series of term notes designated as Series 2007-4 and one or more additional series of variable funding notes on or about the closing date.

The trust has issued other series of notes and may issue additional series of notes from time to time in the future. A summary of the outstanding series of notes is in “Annex I: Other Series of Notes Issued and Outstanding”, which is included at the end of this prospectus supplement and is incorporated into this prospectus supplement. Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of notes.

No new series of notes may be issued unless the conditions described in “Description of the Notes—New Issuances of Notes” in the accompanying prospectus are satisfied, including:

•                  each rating agency confirms that the new issuance will not impair its rating of any outstanding class of notes;

•                  we certify, based on facts known to the certifying officer, that the new issuance will not cause an early amortization event or an event of default or materially or adversely affect the amount or timing of distributions to be made to any class of noteholders;

•                  after giving effect to the new issuance, the free equity amount would not be less than the minimum free equity amount and the amount of principal receivables held by the trust and the principal amount of any participation interests held by the trust, together with any amount on deposit in the excess funding account, would at least equal the required minimum amount for the trust; and

•                  an opinion with respect to certain tax matters is delivered.

Equity Amount

We refer to the excess of the sum of the total amount of principal receivables and the principal amount of any participation interests held by the trust, plus any balance in the excess funding account and the amount of principal collections on deposit in other trust accounts over the aggregate outstanding principal amount of all of the trust’s notes as the equity amount. To provide support for your notes, we are required to maintain an equity amount in the trust of not less than the excess collateral amount for your notes. The excess collateral amount for your series provides credit enhancement by absorbing losses and uncovered dilution on the transferred receivables allocated to your series to the extent not covered by finance charge collections available to your series.

The equity amount at any time may exceed the excess collateral amount for your series and any excess collateral amounts required to be maintained for other series of notes. We refer to this excess amount, if any, as the free equity amount. We are currently required to maintain a minimum free equity amount equal to at least 4% of the aggregate principal receivables securing the notes.

The excess collateral amount for your series and a portion of the free equity amount also enhance the likelihood of timely payment of principal on your notes through cash flow subordination because of two features of your series.

•                  The first feature is that the numerator for your series’ allocation percentage for principal collections includes the excess collateral amount. This results in the share of principal collections corresponding to the excess collateral amount being available for required principal payments on the notes or deposits to the principal accumulation account before any such collections are applied to reduce the excess collateral amount.

•                  The second feature is that the numerator for your series’ allocation percentage for principal collections does not reduce as principal payments are made to your series or collections are accumulated to repay your notes. Since the collateral amount for your series does reduce as a result of principal payments and principal accumulation, effectively a portion of your principal allocation comes from principal collections corresponding to the free equity amount.

Allocations of Collections and Losses

Your notes represent the right to receive principal and interest, which is secured in part by the right to payments from a portion of the collections on the transferred receivables. The servicer, on behalf of the trust, will allocate to the collateral amount for your series a portion of defaulted principal receivables and will also allocate a portion of the dilution on the transferred receivables to the collateral amount for your series if the dilution is not offset by the free equity amount and we fail to comply with our obligation to reimburse the trust for the dilution. Dilution means any reduction to the principal balances of the transferred receivables because of merchandise returns or any other reason except losses or payments.

The portion of collections and defaulted principal receivables allocated to the collateral amount for your series will be based mainly upon the ratio of the collateral amount for your series to the aggregate amount of principal receivables securing the notes. The way this ratio is calculated for purposes of allocating principal collections will vary during each of three periods that will or may apply to your notes:

•                  The revolving period, which will begin on the closing date and end when either of the other two periods begins.

•                  The controlled accumulation period, which is scheduled to begin on July 22, 2009, but which may begin earlier or later, and end when the notes have been paid in full. However, if an early amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and an early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, the controlled accumulation period will end, and an early amortization period will begin.

•                  The early amortization period, which will only occur if one or more adverse events, known as early amortization events, occurs.

For most purposes, the collateral amount used in determining these ratios will be reset no less frequently than at the end of each monthly period. References in this prospectus supplement to the monthly period related to any payment date refer to the period beginning on the 22nd day of the second preceding calendar month and ending on the 21st day of the immediately preceding calendar month. The first monthly period for your series will begin on the closing date and end on July 21, 2007. However, for allocations of principal collections during the controlled accumulation period or the early amortization period, the collateral amount as of the end of the revolving period will be used.

The initial collateral amount for your series will equal $1,500,000,000, which is the sum of the initial outstanding principal amount of the Series 2007-3 notes plus an initial excess collateral amount of

$45,000,000. The collateral amount will thereafter be reduced by:

•                  principal collections to the extent applied to make principal payments on the notes (other than principal payments made from funds on deposit in the spread account) or to fund the principal accumulation account;

•                  reductions in the excess collateral amount that result from reductions in the required excess collateral amount;

•                  the amount of any principal collections to the extent reallocated to cover interest, senior swap payments, payments to the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments for your series; and

•                  your series’ share of defaults and uncovered dilution to the extent not funded from finance charge collections and investment earnings allocated to your series.

Any reduction in the collateral amount because of reallocated principal collections, defaults or uncovered dilution will be reimbursed to the extent that your series has finance charge collections and other amounts treated as finance charge collections available for this purpose in future periods.

As described under “—Credit Enhancement—Subordination” below in this summary and in “Risk Factors—Payments on the Class B notes are subordinate to payments on the Class A notes” and “—Payments on the Class C notes are subordinate to payments on the Class A notes and Class B notes” and in “Description of Series Provisions—Subordination,” the excess collateral amount provides credit enhancement by absorbing reductions in the collateral amount because of reallocated principal collections, defaults and uncovered dilution. If the total amount of these types of reductions exceeds the excess collateral amount, then the Class C notes may not be repaid in full. If the total amount exceeds the sum of the excess collateral amount and the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total amount exceeds the sum of the excess collateral amount and the principal amounts of the Class C and Class B notes, then the Class A notes may not be repaid in full.

Application of Finance Charge Collections

The trust will apply your series’ share of collections of finance charge receivables, net swap receipts, recoveries and investment earnings each month in the following order of priority:

•                  to pay, pro rata, the following amounts allocated to your series: accrued and unpaid fees and other amounts owed to the indenture trustee up to a maximum amount of $25,000 for each calendar year, the accrued and unpaid fees and other amounts owed to the owner trustee up to a maximum amount of $25,000 for each calendar year and the accrued and unpaid fees and other amounts owed to the administrator for the trust up to a maximum amount of $25,000 for each calendar year;

•                  to pay the servicing fee for your series (to the extent not directly paid by the trust to the servicer during the month);

•                  to pay, pro rata, interest on the Class A notes (on a pro rata basis between the Class A-1 notes and the Class A-2 notes, based upon the respective amounts of interest owed on each) and to make senior swap payments under the Class A-1 interest rate swap;

•                  to pay interest on the Class B notes;

•                  to pay, pro rata, interest on the Class C notes and to make senior swap payments under the Class C interest rate swap;

•                  to cover your series’ share of defaults and uncovered dilution;

•                  to increase the collateral amount to the extent of reductions in your series’ collateral amount resulting from defaults and uncovered dilution allocated to your series and from reallocated principal collections, in each case that have not been previously reimbursed;

•                  to fund, in limited circumstances, a reserve account to cover interest payment shortfalls for the Series 2007-3 notes during the controlled accumulation period;

•                  to make a deposit, if needed, to the spread account for the Class C notes up to the required spread account amount;

•                  without duplication of the amount specified in the sixth bullet point above in respect of uncovered dilution, to cover your series’ share of the excess, if any, of the minimum free equity amount over the free equity amount, which will be calculated as described under “Description of Series Provisions—Application of Finance Charge Collections”;

•                  to make subordinated termination payments and any other payments or deposits relating to the Class A-1 interest rate swap;

•                  to make subordinated termination payments and any other payments or deposits relating to the Class C interest rate swap;

•                  unless an early amortization event has occurred, to pay, pro rata, remaining amounts owed to the indenture trustee, the owner trustee and the administrator for the trust that are allocated to your series;

•                  to other series that share excess finance charge collections with Series 2007-3;

•                  if an early amortization event has occurred, first, to make principal payments on the Class A notes, the Class B notes and the Class C notes, in that order of priority, and second, to pay, pro rata, remaining amounts owed to the indenture trustee, the owner trustee and the administrator for the trust that are allocated to your series; and

•                  to us.

Similar amounts that are initially allocated to another series will be used to cover any shortfalls to the extent those amounts are not needed by those other series and the excess funds are allocated to your series as described in “Description of the Notes—Shared Excess Finance Charge Collections” in the accompanying prospectus.

Application of Principal Collections

The trust will apply your series’ share of collections of principal receivables each month as follows:

Revolving Period

During the revolving period, no principal will be paid to, or accumulated for, your series.

Controlled Accumulation Period

During the controlled accumulation period, your series’ share of principal collections will be deposited in a principal accumulation account, up to a specified deposit amount on each payment date. Unless an early amortization event occurs, amounts on deposit in that account will be paid on the expected principal payment date first to the Class A noteholders, then to the Class B noteholders and then to the Class C noteholders, in each case until the specified class of notes is paid in full or the amounts available are depleted.

Payments of principal to the Class A noteholders will be made concurrently on a pro rata basis based on the note principal balance of the Class A-1 notes on the one hand and the Class A-2 notes on the other hand.

Early Amortization Period

An early amortization period for your series will start if an early amortization event occurs. The early amortization events for your series are described below in this summary and under “Description of Series Provisions—Early Amortization Events” in this prospectus supplement and under “Description of the Notes—Early Amortization Events” in the accompanying prospectus. During the early amortization period, your series’ share of principal collections will be paid monthly first to the Class A noteholders, then to the Class B noteholders and then to the Class C noteholders, in each case until the specified class of notes is paid in full.

Payments of principal to the Class A noteholders will be made concurrently on a pro rata basis based on the note principal balance of the Class A-1 notes on the one hand and the Class A-2 notes on the other hand.

Reallocation of Principal Collections

During any of the above periods, principal collections allocated to your series may be reallocated, if necessary, to make required payments of interest on the Class A notes, the Class B notes and the Class C notes, senior swap payments due from the trust, payments to the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments not made from your series’ share of finance charge collections and other amounts treated as finance charge collections and excess finance charge collections available from other series that share with your series. This reallocation is one of the ways that the notes obtain the benefit of subordination, as described under “Credit Enhancement—Subordination” in this summary. The amount of reallocated principal collections available to each class is limited by the amount of subordination available to that class.

Shared Principal Collections

Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series on any payment date during the early amortization period that is prior to the expected principal payment date unless all outstanding series of notes are in early amortization periods. See “Description of the Notes—Shared Principal Collections” in the accompanying prospectus.

At all times, collections of principal receivables allocated to your series that are not needed to make deposits or payments for your series will be: first, made available to other series, second, deposited in the excess funding account if needed to maintain the minimum free equity amount for the trust, and third, distributed to us or our assigns.

Interest on the Notes

Each class of Notes will accrue interest from and including the closing date to but excluding August 15, 2007, and for each following interest period at the applicable rate set forth on the cover page of this prospectus supplement. Interest on the Class A-2 notes and the Class B notes will be calculated on the basis of a year of 360 days and twelve 30-day months. Interest on the Class A-1 notes and the Class C notes will be calculated on the basis of the actual number of days in the related interest period and a 360-day year. For purposes of determining the interest rate applicable to the Class A-1 notes and the Class C notes for each interest period, LIBOR will be determined two London business days before that interest period begins. For each date of determination, LIBOR will equal the rate per annum displayed in the Bloomberg Financial Markets system as the composite offered rate for London interbank deposits for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period), as of 11:00 a.m., London time, on that date. If that rate does not appear on that display page, LIBOR will be determined as described in “Description of Series Provisions—Interest Payments.”

LIBOR for the first interest period will be determined by straight-line interpolation, based on the actual number of days in the period from the closing date to but excluding August 15, 2007, between two rates determined in accordance with the preceding paragraph, one of which will be determined for a maturity of one month and the other of which will be determined for a maturity of two months.

Credit Enhancement

Credit enhancement for your series includes subordination and a spread account, which provides credit enhancement primarily for the benefit of the Class C notes.

Credit enhancement for your series is for your series’ benefit only, and you are not entitled to the benefits of credit enhancement available to other series.

Subordination

Credit enhancement for the Class A notes includes the subordination of the Class B notes, the Class C notes and the excess collateral amount.

Credit enhancement for the Class B notes includes the subordination of the Class C notes and the excess collateral amount.

Credit enhancement for the Class C notes includes the subordination of the excess collateral amount.

Subordination serves as credit enhancement in the following way. The more subordinated, or junior, classes of notes will not receive payments of interest or principal until required payments have been made to the more senior classes. As a result, subordinated classes will absorb any shortfalls in collections or deterioration in the collateral for the notes prior to senior classes. The excess collateral amount for your series is subordinated to all of the classes of notes, so it will absorb shortfalls and collateral deterioration before any class of notes.

Spread Account

A spread account will provide additional credit enhancement for your series, primarily for the benefit of the Class C notes. The spread account initially will not be funded. After the Series 2007-3 notes are issued, deposits into the spread account will be made each month from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required spread account amount. The required spread account amount is described under “Description of Series Provisions—Spread Account.”

The spread account will be used to make interest payments on the Class C notes and senior swap payments due from the trust under the Class C interest rate swap if finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series are insufficient to make those payments.

Unless an early amortization event occurs, the amount, if any, remaining on deposit in the spread account on the expected principal payment date for the Class C notes, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes, to the extent that the Class C notes have not been paid in full after application of all principal collections on that date. Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first payment date on which the outstanding principal amount of the Class A notes and Class B notes has been paid in full.

In addition, on any day after the occurrence of an event of default with respect to Series 2007-3 and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C noteholders, Class A noteholders and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.

Interest Rate Swaps

The trust will enter into an interest rate swap for the Class A-1 notes and an interest rate swap for the Class C notes, each covering the period from the closing date through the final maturity date.

The notional amounts of the Class A-1 interest rate swap and the Class C interest rate swap will, for each interest period, equal the outstanding principal amounts of the Class A-1 notes and the Class C notes, respectively, as of the end of the first day of the related interest period. Under each swap, prior to each payment date, two interest amounts will be calculated on the outstanding principal amount of the Class A-1 notes or the Class C notes, as applicable:

•                  a floating interest amount, accruing at the applicable one-month LIBOR and based on the actual number of days in the interest period and a year of 360 days; and

•                  a fixed interest amount, accruing at the specified fixed interest rate and based on twelve 30-day months and a year of 360 days.

If the floating interest amount is greater than the fixed interest amount, the trust will receive a payment from the swap counterparty in an amount equal to the difference. Alternatively, if the fixed interest amount is greater than the floating interest amount, the trust will be required to make a payment to the swap counterparty in an amount equal to the difference. The specified fixed interest rate for each of the Class A-1 interest rate swap and the Class C interest rate swap is 5.298% per year.

Based on a reasonable good faith estimate of maximum probable exposure, the significance percentage of each interest rate swap agreement is less than 10%.

The initial swap counterparty for the Class A-1 and Class C interest rate swaps is ABN AMRO Bank N.V.  See “Description of Series Provisions—Interest Rate Swap Counterparty.”

For a discussion of certain risks arising from a default by a swap counterparty under the Class A-1 or Class C interest rate swap or from the early termination of any of the interest rate swaps, see “Risk Factors—Default by a swap counterparty or termination of the Class A-1 or Class C interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes” and “Description of Series Provisions—Interest Rate Swaps” and “—Early Amortization Events.”

Early Amortization Events

The trust will begin to repay the principal of the notes before the expected principal payment date if an early amortization event occurs. An early amortization event will occur if the finance charge collections on the receivables are too low or if defaults on the receivables are too high. The minimum amount that must be available for payments to your series in any monthly period, referred to as the base rate, is the result, expressed as a percentage, of the sum of the interest payable on the Series 2007-3 notes net of any net swap receipts received by the trust or any net swap payments due from the trust for the related interest period, plus your series’ share of the servicing fee for the related monthly period and, subject to certain limitations, your series share of fees, expenses and other amounts owing to the indenture trustee, the owner trustee and the administrator for the trust, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period. If the average net portfolio yield for your series, calculated as described in the following sentence, for any three consecutive monthly periods is less than the average base rate for the same three consecutive monthly periods, an early amortization event will occur. The net portfolio yield for your series for any monthly period will be the result, expressed as a percentage, of the amount of finance charge collections and other amounts treated as finance charge collections allocated to your series for that monthly period, other than excess finance charge collections and net swap receipts, if any, received by the trust, net of the amount of defaulted principal receivables and uncovered dilution allocated to your series for that monthly period, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

The other early amortization events are:

•                  Our failure to make required payments or deposits or material failure by us to perform other obligations, subject to applicable grace periods;

•                  Material inaccuracies in our representations and warranties subject to applicable grace periods;

•                  The Series 2007-3 notes are not paid in full on the expected principal payment date;

•                  Bankruptcy, insolvency or similar events relating to us or any originator of accounts;

•                  We are unable to transfer additional receivables to the trust or the bank is unable to transfer additional receivables to us;

•                  We do not transfer receivables in additional accounts or participations to the trust when required;

•                  Servicer defaults described in the accompanying prospectus under the caption “The Servicers—Servicer Default; Successor Servicer” and other specified material defaults of the servicer, subject to applicable grace periods;

•                  Failure of a swap counterparty to make a payment under either of the interest rate swaps for the Class A-1 notes or the Class C notes in respect of a payment obligation arising as a result of LIBOR being greater than the specified fixed rate for the related interest rate swap, and the failure is not cured within 5 business days after the payment is due;

•                  The early termination of the interest rate swap for either of the Class A-1 notes or the Class C notes unless the trust obtains a replacement interest rate hedging arrangement or enters into another arrangement acceptable to the rating agencies within 10 business days after the termination;

•                  The trust becomes subject to regulation as an “investment company” under the Investment Company Act of 1940; or

•                  An event of default occurs for the Series 2007-3 notes and their maturity date is accelerated.

The early amortization events for Series 2007-3 are more fully described under “Description of Series Provisions—Early Amortization Events” in this prospectus supplement and under “Description of the Notes—Early Amortization Events” in the accompanying prospectus.

Events of Default

The Series 2007-3 notes are subject to events of default described under “Description of the Notes—Events of Default; Rights upon Event of Default” in the accompanying prospectus. These include:

•                  Failure to pay interest on the Series 2007-3 notes for 35 days after it is due;

•                  Failure to pay principal on the Series 2007-3 notes when it becomes due and payable on the final maturity date for the Series 2007-3 notes;

•                  Bankruptcy, insolvency or similar events relating to the trust; and

•                  Material failure by the trust to perform its obligations under the indenture, subject to applicable grace periods.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the trust, the principal amount of the Series 2007-3 notes automatically will become immediately due and payable. If any other event of default occurs and continues with respect to the Series 2007-3 notes, the indenture trustee or holders of not less than a majority of the then-outstanding principal amount of the Series 2007-3 notes may declare the principal amount of the Series 2007-3 notes to be immediately due and payable. These declarations may be rescinded by holders of not less than a majority of the then-outstanding principal amount of the Series 2007-3 notes if the related event of default has been cured, subject to the conditions described under “Description of the Notes—Events of Default; Rights upon Event of Default” in the accompanying prospectus.

After an event of default and the acceleration of the Series 2007-3 notes, funds allocated to the Series 2007-3 notes and on deposit in the collection account, the excess funding account and the other trust accounts will be applied to pay principal of and interest on the Series 2007-3 notes to the extent permitted by law. Principal collections and finance charge collections allocated to Series 2007-3 will be applied to make monthly principal and interest payments on the Series 2007-3 notes until the earlier of the date those notes are paid in full or the final maturity date.

If the Series 2007-3 notes are accelerated or the trust fails to pay the principal of the Series 2007-3 notes on the final maturity date, subject to the conditions described in the prospectus under “Description of the Notes—Events of Default; Rights upon Event of Default”, the indenture trustee may, if legally permitted, cause the trust to sell principal receivables in an amount equal to the collateral amount for Series 2007-3 and the related finance charge receivables.

Optional Redemption

We have the option to purchase the collateral amount for your series when the outstanding principal amount for your series has been reduced to 10% or less of the initial principal amount, but only if the purchase price paid to the trust is sufficient to pay in full all amounts owing to the noteholders and any swap counterparty. The purchase price for your series will equal the collateral amount for your series plus the applicable allocation percentage of finance charge receivables. See “Description of the Notes—Final Payment of Principal” in the accompanying prospectus.

Servicing and Servicer’s Fee

The servicer for the trust is GE Money Bank. GE Money Bank has contracted with GE Capital to provide servicing for its private label and co-branded credit card portfolio, including the trust portfolio. GE Capital has entered into a sub-servicing arrangement with its affiliate, GE Consumer Finance, Inc., and may from time to time enter into additional sub-servicing arrangements with other affiliated companies. See “The Servicers—GE Money Bank” and “—GE Capital” in the accompanying prospectus.

GE Money Bank, as servicer, receives a fee for its servicing activities. The share of the servicing fee allocable to Series 2007-3 for each payment date will be equal to one-twelfth of the product of (a) 2% and (b) the collateral amount for Series 2007-3 on the last day of the prior monthly period. However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period and will be equal to $2,000,000. The servicing fee allocable to Series 2007-3 for each payment date will be paid from your series share of collections of finance charge receivables, net swap receipts, recoveries and investment earnings each month as described in “—Application of Finance Charge Collections” above and in “Description of Series Provisions—Application of Finance Charge Collections.”

Tax Status

Subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer, Brown, Rowe & Maw LLP as tax counsel to the trust, is of the opinion that under existing law the Class A notes, the Class B notes and the Class C notes will be considered to be “regular interests” in the RFS FASIT or will otherwise be characterized as debt for federal income tax purposes and that the trust will not be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Series 2007-3 note, you will agree to treat your Series 2007-3 notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.

Certain ERISA Considerations

Subject to important considerations described under “Certain ERISA Considerations” in the accompanying prospectus, the Class A notes, the Class B notes and the Class C notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. Each purchaser will be deemed to represent that its purchase, holding or disposition of the notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or a violation of any substantially similar applicable law. If you are contemplating purchasing the Series 2007-3 notes on behalf of or with plan assets of any plan or account, we suggest that you consult with counsel regarding whether the purchase or holding of the Series 2007-3 notes could give rise to a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.  See “Certain ERISA Considerations” in the accompanying prospectus for additional information.

Risk Factors

There are material risks associated with an investment in the Series 2007-3 notes, and you should consider the matters set forth under “Risk Factors” beginning on page S-13 and on page 1 of the accompanying prospectus.

Ratings

It is a condition to the issuance of your notes that one of the ratings set forth for each class of Series 2007-3 notes under the caption “Offered Notes” above be obtained.

Any rating assigned to the notes by a credit rating agency will reflect the rating agency’s assessment solely of the likelihood that noteholders will receive the payments of interest and principal required to be made under the terms of the series and will be based primarily on the value of the transferred receivables and the credit enhancement provided.  The rating is not a recommendation to purchase, hold or sell any notes. The rating does not constitute a comment as to the marketability of any notes, any market price or suitability for a particular investor. Ratings on the notes are expected to be monitored by the rating agencies that are rating the notes while the notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time.

RFS Holding, L.L.C.

Our address is 777 Long Ridge Road, Stamford, Connecticut 06927. Our phone number is (203) 585-6669.

This prospectus supplement uses defined terms. You can find a glossary of terms under the caption “Glossary of Terms for Prospectus Supplement” beginning on page S-40 in this prospectus supplement and under the caption “Glossary of Terms for Prospectus” beginning on page 69 in the accompanying prospectus.

Risk Factors

In addition to the risk factors described in the prospectus, you should consider the following:

It may not be possible to find a purchaser for your securities.

There is currently no secondary market for the notes and we cannot assure you that one will develop. As a result, you may not be able to resell your notes at all, or may be able to do so only at a substantial loss. The underwriters may assist in resales of the notes, but they are not required to do so. We do not intend to apply for the inclusion of the notes on any exchange or automated quotation system. A trading market for the notes may not develop. If a trading market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes.

If the ratings of the notes are lowered or withdrawn, the market value of the notes could decrease.

It is a condition to the issuance of the notes that they receive one of the ratings from the rating agencies set forth under the caption “Offered Notes” in this prospectus supplement. A rating is not a recommendation to purchase, hold or sell the notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the timely payment of interest and the ultimate repayment of principal of the notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. The ratings of the notes are based primarily on the value of the transferred receivables and the credit enhancement provided. In the event that the rating initially assigned to any notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial loss.

Payments on the Class B notes are subordinate to payments on the Class A notes.

If you buy Class B notes, your interest payments will be subordinate to interest payments on the Class A notes, and your principal payments will be subordinate to principal payments on the Class A Notes as follows:

•                  You will not receive any interest payments on your Class B notes on any payment date until the full amount of interest then payable on the Class A notes and senior swap payments, if any, due from the trust under the Class A-1 interest rate swap have been paid in full.

•                  In addition, you will not receive any principal payments on your Class B notes on any payment date until the entire principal amount of the Class A notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal will reduce payments on the Class B notes before reducing payments on the Class A notes. If the total amount of these reductions exceeds the excess collateral amount and the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A noteholders until the outstanding principal amount of the Class A notes and all accrued and unpaid interest payable to the Class A noteholders have been paid in full before any payments would be made to the Class B noteholders.

Payments on the Class C notes are subordinate to payments on the Class A notes and the Class B notes.

If you buy Class C notes, your interest payments will be subordinate to interest payments on the Class A notes and the Class B notes, and your principal payments will be subordinate to principal payments on the Class A notes and Class B notes as follows:

•                  You will not receive any interest payments on your Class C notes on any payment date until the full amount of interest then payable on the Class A notes and the Class B notes and senior swap payments, if any, due from the trust under the Class A-1 interest rate swap have been paid in full.

•                  In addition, except under the limited circumstances described under “Description of Series Provisions—Spread Account Distributions,” you will not receive any principal payments on your Class C notes on any payment date until the entire principal amount of the Class A notes and the Class B notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal will reduce payments on the Class C notes before reducing payments on the Class B notes or Class A notes. If the total amount of these reductions exceeds the excess collateral amount, then the Class C notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes and then to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.

Default by a swap counterparty or termination of the Class A-1 or Class C interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes.

The interest rate swaps expose you to risks arising from the failure of either a swap counterparty or the trust to perform its obligations thereunder or from the early termination of an interest rate swap. If a swap counterparty does not make a required payment, the trust will have less funds available to make interest payments on the notes. Continuance of such failure for five business days will cause the early amortization period to commence. If either a swap counterparty or the trust does not make a payment due under an interest rate swap, the other party may initiate an early termination of the interest rate swap. If the ratings of a swap counterparty are reduced below certain levels established by Standard & Poor’s, Moody’s or Fitch, that swap counterparty will be required to assign its rights and obligations under the applicable interest rate swap to a replacement swap counterparty, obtain a letter of credit or guaranty or make other arrangements satisfactory to the rating agencies within certain grace periods. The interest rate swaps may be terminated if the swap counterparty fails to do so. If an interest rate swap is terminated or a swap counterparty fails to perform its obligations (whether following a downgrade or otherwise), we cannot assure you that the trust would be able to enter into a replacement interest rate swap or make other arrangements to hedge the trust’s interest payment obligations. The early termination of an interest rate swap will cause an early amortization event and commencement of the early amortization period if the trust does not enter into a replacement interest rate swap or enter into an alternative arrangement satisfactory to the rating agencies.

If the early amortization period commences as a result of any of the foregoing, you could be paid sooner than expected and may not be able to reinvest the amount paid to you at the same rate you would have been able to earn on your notes. If the affected interest rate swap is not terminated following the swap counterparty’s failure to perform, the trust may have less funds available to pay interest on the notes. In addition, the ratings of the notes may be reduced, which could affect your ability to sell your notes. See “Description of Series Provisions—Interest Rate Swaps” and “—Early Amortization Events.”

Termination of certain credit card programs could lead to a reduction of receivables in the trust.

The bank operates its private label and co-branded credit card programs with various retailers under agreements, some of which, if not extended, are scheduled to expire while your notes are outstanding. Some of those program agreements provide that, upon expiration, the retailer has either the option or the obligation to purchase the receivables generated with respect to its program, including the receivables in the trust. Approximately 44% of the accounts would be subject to removal from the trust and approximately 39% of the total receivables in the trust as of the last billing cycle ended in April 2007, would be subject to purchase prior to the expected payment date for your series if the related program agreements were not extended. If these terminations and purchases were to occur and the bank were unable to provide receivables arising under newly designated additional accounts to replace those purchased by the retailers, an early amortization period could begin.

In addition, the program agreements generally permit retailers to discontinue their programs prior to the respective termination dates for the programs if the bank materially breaches its obligations under the related program agreements, subject to any cure rights the bank may have under the related program agreements. If the bank were unable to adequately perform its obligations, or a retailer were otherwise to assert that the bank was not adequately performing, then one or more of the programs could be terminated, leading to a reduction in the generation of receivables.

The Servicers

GE Money Bank acts as servicer for the trust. See “The Servicers” in the accompanying prospectus.   GE Money Bank has entered into a master services agreement with its indirect parent, GE Capital, pursuant to which GE Capital agrees to provide various services as requested by GE Money Bank that are usual and customary for the operation of the bank’s products, including assisting the bank in servicing assets that serve as collateral for underlying securitization transactions entered into by GE Money Bank. See “The Sponsor—GE Capital” in the accompanying prospectus. With respect to the servicing of the assets in the trust, GE Capital has entered into a subservicing agreement with GE Consumer Finance, Inc., a direct wholly-owned subsidiary of GE Capital that is primarily responsible for investor remittances and reporting, monitoring servicing compliance with the transaction documents and oversight and reconciliation of collections. GE Capital and GE Consumer Finance, Inc. are required to follow the policies and procedures of GE Money Bank in servicing the assets of the trust. The bank’s credit card operations are managed to provide for the consistent application of credit policies and servicing standards for each retail portfolio serviced. GE Capital may from time to time enter into additional sub-servicing arrangements with other affiliated companies.

Receivables Performance

The trust portfolio includes a subset of the accounts arising in the bank’s private label programs for specified retailers.  We refer to these specified retailers as the “approved retailers.”  The approved retailers are listed in the table “Composition by Retailer” under “Composition of the Trust Portfolio” below.  Accounts from the Sam’s Club and JC Penney co-branded programs are also expected to be added prior to the closing date, and accounts originated in any co-branded programs now or hereafter established for other retailers whose private label accounts are approved will also be eligible for designation to the trust portfolio, subject to substantially the same conditions as private label accounts.

The tables below contain performance information for the receivables in the trust portfolio for each of the periods shown.  The composition of the trust portfolio is expected to change over time and accounts arising in the private label and co-branded card programs for additional retailers may be added to the trust portfolio in the future.  On March 21, 2007 we transferred $1,367,187,292 of principal receivables to the trust, including $370,933,076 of principal receivables arising in accounts for Belk, a new approved retailer.  These newly transferred principal receivables are included in the Receivables Delinquency Experience and Account Delinquency Experience tables, but are not included in the Loss Experience and Revenue Experience tables in this section.

We intend to designate 4,536,244 new accounts to the trust portfolio and to transfer approximately $2,911,564,529 of principal receivables and approximately $23,855,229 of finance charge receivables to the trust prior to the closing date for the Series 2007-3 notes.  Certain of these new accounts have been originated under the co-branded programs for Sam’s Club and JC Penney.  We intend to transfer approximately $1,797,401,588 of principal receivables arising in the new Sam’s Club and JC Penney co-branded accounts to the trust prior to the closing date.  These new accounts are not included in the tables describing the historical performance experience of the trust portfolio in this section.

For purposes of the tables in this section:

•                  Each Securitization Reporting Year is the period of twelve Monthly Periods ending on December 21st of the related calendar year.

•                  Principal Receivables Outstanding is the sum of principal receivables included in the trust portfolio as of the date or in the period indicated.

•                  Average Principal Receivables Outstanding is the average of the balance of the Principal Receivables Outstanding as of the first day of each monthly period in the period indicated.

•                  Accounts Outstanding is the sum of the number of accounts included in the trust portfolio as of the date or in the period indicated.

•                  Average Accounts Outstanding is the average of the number of accounts in each monthly period in the period indicated.

Delinquency and Loss Experience

The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the trust portfolio for each of the dates or periods shown.  Please note that numbers and percentages presented in the tables in this section may not sum to the totals presented due to rounding.  We cannot assure you that the future delinquency and loss experience for the trust portfolio will be similar to historical experience set forth below.

Receivables Delinquency Experience
(Dollars in Thousands)

	As of March 21,		As of December 21,
	2007		2006
	Receivables	Percentage of Principal Receivables Outstanding	Receivables	Percentage of Principal Receivables Outstanding
Principal Receivables Outstanding	$17,065,383		$17,907,100
Receivables Delinquent
30-59 Days	225,676	1.32%	213,192	1.19%
60-89 Days	153,007	0.90%	144,144	0.80%
90-119 Days	105,771	0.62%	109,113	0.61%
120-149 Days	86,149	0.50%	91,243	0.51%
150-179 Days	76,977	0.45%	78,020	0.44%
180 or more Days	24	0.00%	0	0.00%
Total	$647,604	3.79%	$635,712	3.55%

	As of December 21,
	2005		2004
	Receivables	Percentage of Principal Receivables Outstanding	Receivables	Percentage of Principal Receivables Outstanding
Principal Receivables Outstanding	$13,523,999		$12,729,941
Receivables Delinquent
30-59 Days	179,435	1.33%	162,040	1.27%
60-89 Days	111,501	0.82%	108,730	0.85%
90-119 Days	82,899	0.61%	81,799	0.64%
120-149 Days	67,001	0.50%	69,665	0.55%
150-179 Days	55,721	0.41%	53,148	0.42%
180 or more Days	153	0.00%	194	0.00%
Total	$496,709	3.67%	$475,575	3.74%

Account Delinquency Experience

	As of March 21,		As of December 21,
	2007		2006
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding

Accounts Outstanding	48,682,277		46,865,812
Accounts Delinquent
30-59 Days	287,084	0.59%	285,443	0.61%
60-89 Days	183,444	0.38%	186,175	0.40%
90-119 Days	124,907	0.26%	129,031	0.28%
120-149 Days	93,290	0.19%	99,000	0.21%
150-179 Days	87,587	0.18%	89,297	0.19%
180 or more Days	15	0.00%	1	0.00%
Total	776,327	1.59%	788,947	1.68%

	As of December 21,
	2005		2004
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding

Accounts Outstanding	40,729,158		38,040,966
Accounts Delinquent
30-59 Days	253,968	0.62%	229,495	0.60%
60-89 Days	151,230	0.37%	148,054	0.39%
90-119 Days	105,203	0.26%	93,836	0.25%
120-149 Days	80,851	0.20%	76,305	0.20%
150-179 Days	70,863	0.17%	59,521	0.16%
180 or more Days	110	0.00%	206	0.00%
Total	662,225	1.63%	607,417	1.60%

Loss Experience
(Dollars in Thousands)

	Three Months Ended March 21,	Securitization Reporting Year
	2007	2006	2005	2004
Average Principal Receivables Outstanding	$17,227,773	$13,347,699	$11,843,700	$10,288,275
Gross Principal Charge-Offs	$221,282	$699,726	$879,143	$729,242
Gross Principal Charge-Offs as a percentage of Average Principal Receivables Outstanding (annualized)	5.14%	5.24%	7.42%	7.09%
Less: Recoveries	$61,042	$144,008	$124,110	$84,193
Net Principal Charge-Offs	$160,240	$555,718	$755,033	$645,049
Net Principal Charge-Offs as a percentage of Average Principal Receivables Outstanding (annualized)	3.72%	4.16%	6.37%	6.27%
Gross Charge-Off Accounts	321,189	1,079,551	1,193,287	899,746
Average Accounts Outstanding	46,776,119	39,327,702	36,675,563	27,337,117
Gross Charge-Offs as a Percentage of Average Accounts Outstanding (annualized)	2.75%	2.75%	3.25%	3.29%

Revenue Experience

The net revenues collected from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table.  Fees include late fees, pay by phone fees and returned check fees.

We cannot assure you that the future revenue experience for the receivables in the trust portfolio will remain similar to the historical experience set forth below.

Revenue Experience
(Dollars in Thousands)

	Three Months Ended March 21,	Securitization Reporting Year
	2007	2006	2005	2004
Average Principal Receivables Outstanding	$17,227,773	$13,347,699	$11,843,700	$10,288,275
Collected Finance Charges and Fees	$976,884	$3,107,420	$2,755,017	$2,470,498
Collected Finance Charges and Fees as a percentage of Average Principal Receivables Outstanding (annualized)	22.68%	23.28%	23.26%	24.01%

Interchange

Merchants receive a discounted purchase price for goods and services purchased using credit card accounts in the MasterCard, VISA, Discover and American Express systems. A portion of the discount is referred to as “interchange” and used to compensate various participants in the system for their respective roles in processing and funding charges, including the issuers of the cards.  Since the co-branded cards issued by the bank include a credit line for purchases through one of these systems, charges on those credit lines will generate interchange revenue for the bank in connection with purchases by cardholders other than at the retailer related to the co-branded card. When co-branded card accounts are designated as part of the trust portfolio, the bank will be required to transfer to us, and we will in turn transfer to the trust, a portion of the interchange from accounts in the related retailer’s co-branded card program. The portion of interchange to be transferred is meant to approximate the interchange attributable to cardholder charges for merchandise and services in the co-branded accounts that are designated to the trust portfolio. Interchange received by the trust will be treated as collections of finance charge receivables.

Composition of the Trust Portfolio

The receivables to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. A description of the bank’s credit card business is contained in the prospectus under the caption “The Sponsor—Credit Card Activities.”

The following tables summarize the trust portfolio by various criteria as of the end of the last billing cycle ended in April 2007 for each of the retailers included in the trust portfolio.

For purposes of the tables in this section:

•                  Total Receivables Outstanding is the sum of principal receivables and finance charge receivables (which includes fee receivables) included in the trust portfolio in the period indicated.

•                  Accounts is the number of accounts included in the trust portfolio as of the date or in the period indicated.

Composition by Retailer

Retailer	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Lowe’s	$4,608,893,930	26.98%	6,777,419	14.49%
JC Penney	4,466,702,711	26.15%	16,100,007	34.42%
Wal-Mart(1)	1,954,224,205	11.44%	3,771,635	8.06%
Sam’s Club(1)	1,809,256,661	10.59%	5,373,402	11.49%
CareCredit	1,253,667,241	7.34%	956,615	2.05%
Dillard’s	1,036,663,453	6.07%	1,888,784	4.04%
GAP(2)	1,027,861,185	6.02%	8,244,711	17.63%
Other	924,043,033	5.41%	3,662,639	7.83%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

(1)             Sam’s Club and Wal-Mart are affiliated retailers. Sam’s Club cards may also be used at Wal-Mart locations, and Wal-Mart cards may be used at Sam’s Club locations if the cardholder belongs to the club. Figures shown here are based on which retailer is identified on the card, not where the purchase was made.

(2)             Figures presented for GAP include Old Navy, GAP and Banana Republic, which are affiliated retailers. Each of these retailers’ cards may be used at the locations of the other two.

Composition by Account Balance

Account Balance Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Credit Balance	$(29,180,698)	(0.17%)	653,750	1.40%
No Balance	—	0.00%	19,274,518	41.21%
$.01–$100.00	297,513,582	1.74%	6,092,786	13.03%
$100.01–$250.00	925,294,614	5.42%	5,501,724	11.76%
$250.01–$500.00	1,987,440,714	11.64%	5,480,766	11.72%
$500.01–$750.00	1,826,082,802	10.69%	2,971,519	6.35%
$750.01–$1,000.00	1,614,302,374	9.45%	1,862,396	3.98%
$1,000.01–$1,250.00	1,322,320,358	7.74%	1,183,849	2.53%
$1,250.01–$1,500.00	1,142,530,756	6.69%	834,462	1.78%
$1,500.01–$2,000.00	1,869,840,019	10.95%	1,081,371	2.31%
$2,000.01–$2,500.00	1,420,385,176	8.32%	636,588	1.36%
$2,500.01–$3,000.00	1,063,582,728	6.23%	389,065	0.83%
$3,000.01–$4,000.00	1,453,743,632	8.51%	422,580	0.90%
$4,000.01–$5,000.00	918,916,263	5.38%	205,941	0.44%
$5,000.01–$6,000.00	480,602,949	2.81%	88,590	0.19%
$6,000.01–$7,000.00	240,000,704	1.41%	37,233	0.08%
$7,000.01–$8,000.00	153,636,942	0.90%	20,609	0.04%
$8,000.01–$9,000.00	102,819,396	0.60%	12,139	0.03%
$9,000.01–$10,000.00	92,030,331	0.54%	9,674	0.02%
$10,000.01 or more	199,449,777	1.17%	15,652	0.03%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

Composition by Credit Limit

Credit Limit Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
$.01–$100.00	$1,065,019,479	6.23%	4,143,439	8.86%
$100.01–$250.00	81,609,122	0.48%	1,010,055	2.16%
$250.01–$500.00	782,355,402	4.58%	5,307,350	11.35%
$500.01–$750.00	629,223,236	3.68%	3,888,598	8.31%
$750.01–$1,000.00	971,698,675	5.69%	5,976,351	12.78%
$1,000.01–$1,250.00	667,391,634	3.91%	2,573,827	5.50%
$1,250.01–$1,500.00	874,648,792	5.12%	3,189,341	6.82%
$1,500.01–$2,000.00	1,428,863,912	8.37%	4,917,021	10.51%
$2,000.01–$2,500.00	1,463,986,002	8.57%	2,984,746	6.38%
$2,500.01–$3,000.00	1,376,579,855	8.06%	4,442,990	9.50%
$3,000.01–$4,000.00	2,413,974,105	14.13%	3,337,396	7.13%
$4,000.01–$5,000.00	1,881,930,469	11.02%	2,334,629	4.99%
$5,000.01–$6,000.00	1,345,621,880	7.88%	898,971	1.92%
$6,000.01–$7,000.00	556,994,024	3.26%	398,998	0.85%
$7,000.01–$8,000.00	502,742,822	2.94%	578,954	1.24%
$8,000.01–$9,000.00	176,154,819	1.03%	75,202	0.16%
$9,000.01–$10,000.00	342,146,715	2.00%	266,548	0.57%
$10,000.01 or more	520,371,476	3.05%	450,796	0.96%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

Composition by Account Age

Age	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Not More than 12 Months	$2,490,036,716	14.58%	6,916,107	14.79%
Over 12 Months to 24 Months	1,927,472,267	11.28%	6,476,752	13.85%
Over 24 Months to 36 Months	1,665,526,706	9.75%	5,298,828	11.33%
Over 36 Months to 48 Months	1,412,894,817	8.27%	4,442,448	9.50%
Over 48 Months to 60 Months	1,228,056,200	7.19%	3,574,255	7.64%
Over 60 Months	8,357,325,714	48.93%	20,066,822	42.90%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

Cardholders whose accounts are designated for the trust portfolio had billing addresses in all 50 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands. Except for the four states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total receivables balances as of the last billing cycle ended in April 2007 for each of the retailers included in the trust portfolio.  Since the largest number of cardholders (based on billing addresses) whose accounts are designated for the trust portfolio were in the four states listed below, adverse economic conditions affecting cardholders residing in those areas could affect timely payment by the related cardholders of amounts due on the accounts and, accordingly, the rate of delinquencies and losses for the trust portfolio.

Composition by Billing Address

State	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Texas	$1,733,556,063	10.15%	3,765,092	8.05%
California	1,653,329,381	9.68%	5,493,293	11.74%
Florida	1,155,457,371	6.76%	3,072,305	6.57%
North Carolina	859,521,485	5.03%	1,797,533	3.84%
New York	740,008,580	4.33%	2,608,360	5.58%
Other	10,939,439,540	64.04%	30,038,629	64.22%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

Composition by Aging Status

Aging Status	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Current to 29 Days	$16,261,427,131	95.20%	45,758,556	97.83%
30–59 Days	354,487,047	2.08%	495,164	1.06%
60–89 Days	164,957,847	0.97%	187,776	0.40%
90–119 Days	124,089,416	0.73%	141,090	0.30%
120–149 Days	100,328,974	0.59%	114,521	0.24%
150–179 Days	75,969,824	0.44%	78,082	0.17%
180 or More Days	52,180	0.00%	23	0.00%
Total	$17,081,312,420	100.00%	46,775,212	100.00%

As described under “The Sponsor—Underwriting Process” in the prospectus, the bank uses proprietary scoring models developed for the bank for purposes of monitoring obligor credit quality. Information obtained from customers and credit bureaus is electronically transmitted into these proprietary scoring models to determine the probability of an account becoming 90 or more days past due or becoming a charged-off account, in each case within the next 12 months. Obligor credit quality is monitored at least monthly during the life of an account. The information in the following table is based on the most recent information available for each account in the trust portfolio. Because the future composition of the trust portfolio will change over time, obligor credit quality as shown in the table below is not indicative of obligor credit quality for the trust portfolio at any subsequent time. In addition, the bank’s assessment of obligor credit quality may change over time depending on the conduct of the cardholder and changes in the proprietary scoring models used by the bank.

Composition by Obligor Credit Quality

Probability of an Account Becoming 90 or More Days Past Due or Becoming Charged-Off (in each case within the next 12 months)	Total Receivables Outstanding	Percentage of Total Receivables Outstanding
16.2% and higher	$3,221,946,941	18.86%
7.1%–16.1%	2,719,013,530	15.92%
2.8%–7.0%	3,888,071,620	22.76%
Lower than 2.8%	6,990,410,754	40.92%
No score	261,869,575	1.53%
Total	$17,081,312,420	100.00%

Static Pool Information

Static pool information for the trust portfolio relating to gross charge-offs, delinquencies, yield and payment rate can be located at the following website address: http://www.ge.com/files/usa/company/investor/fixed_income/abs_reports/creditcard/
2007-3/2007-06_static_pool_data_for_series_2007-3.pdf.  Static pool information for periods prior to the 2003 calendar year either was not retained or, if retained, is not available in a form that would allow it to be presented in a reliable, accurate manner without unreasonable effort or expense.

Static pool information provided on the website for periods before January 1, 2006 is not deemed to be part of this prospectus supplement or the registration statement for the notes.

Maturity Considerations

Series 2007-3 will always be in one of three periods—the revolving period, the controlled accumulation period or the early amortization period. Unless an early amortization event occurs, each class of notes will not receive payments of principal until the expected principal payment date for the Series 2007-3 notes. The expected principal payment date for the Class A notes, the Class B notes and the Class C notes will be the payment date in June 2010. We expect, but cannot assure you, that the trust will have sufficient funds to pay the full principal amount of each class of the Series 2007-3 notes on the expected principal payment date. However, if an early amortization event occurs, principal payments for the Series 2007-3 notes may begin prior to the expected principal payment date.

Controlled Accumulation Period

During the controlled accumulation period, principal allocated to the Series 2007-3 noteholders will accumulate in the principal accumulation account in an amount calculated to pay the Class A notes, the Class B notes and the Class C notes in full on the expected principal payment date. We expect, but cannot assure you, that the amounts available in the principal accumulation account on the expected principal payment date will be sufficient to pay in full the outstanding principal amount of the Series 2007-3 notes. If there are not sufficient funds on deposit in the principal accumulation account to pay any class of notes in full on the expected principal payment date, an early amortization event will occur and the early amortization period will begin.

Early Amortization Period

If an early amortization event occurs during either the revolving period or the controlled accumulation period, the early amortization period will begin. On each payment date during the early amortization period, principal allocated to the Series 2007-3 noteholders, including any amount on deposit in the principal accumulation account will be paid:

•                  first to the Class A noteholders, up to the outstanding principal amount of the Class A notes;

•                  then to the Class B noteholders, up to the outstanding principal amount of the Class B notes; and

•                  then to the Class C noteholders, up to the outstanding principal amount of the Class C notes.

The trust will continue to pay principal in the priority noted above to the noteholders on each payment date during the early amortization period until the earliest of the date the notes are paid in full, the date on which the collateral amount is reduced to zero and the Series 2007-3 final maturity date, which is the June 2013 payment date. No principal will be paid on the Class B notes until the Class A notes have been paid in full. Except as described under “Description of Series Provisions—Spread Account Distributions,” no principal will be paid on the Class C notes until the Class A notes and Class B notes have been paid in full.

Payments of principal to the Class A noteholders will be made concurrently on a pro rata basis based on the note principal balance of the Class A-1 notes on the one hand and the Class A-2 notes on the other hand.

Payment Rates

The payment rate on the receivables is the most important factor that will determine the size of principal payments during an early amortization period and whether the trust has funds available to repay the notes on the expected principal payment date.  The following Cardholder Monthly Payment Rates table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts in the trust portfolio during any Monthly Period in the Securitization Reporting Years shown, in each case calculated as a percentage of the Principal Receivables Outstanding as of the last day of each Monthly Period during the Securitization Reporting Years shown.  Payment rates shown in the table are based on amounts that would be deemed payments of principal receivables with respect to the accounts.  For purposes of these calculations, Principal Receivables Outstanding are principal receivables included in the trust portfolio in the period indicated.  Each Securitization Reporting Year is the period of twelve Monthly Periods ending on December 21st of the related calendar year.

The Payment Status table in this section shows the average for all billing cycles in the period indicated of the payments made on the receivables that fall within each of the following categories: (1) less than minimum payment, (2) minimum payment, (3) greater than minimum payment, but less than full payment and (4) full payment or greater than full payment. For any billing cycle, the percentage of payments in each category is calculated by dividing the amount of payments in that category by the total amount of all payments made on the receivables.

Although we have provided historical data concerning the payment rates on the receivables and the percentage of the receivables falling in each payment category, because of the factors described in the prospectus under “Risk Factors,” we cannot provide you with any assurance that the levels and timing of payments on receivables in the trust portfolio from time to time will be similar to the historical experience described in the following tables for the trust portfolio or that deposits into the principal accumulation account will equal the applicable controlled accumulation amount. The trust may shorten the controlled accumulation period and, in that event, we cannot provide any assurance that there will be sufficient time to accumulate all amounts necessary to pay the outstanding principal amount of the Series 2007-3 notes on the expected principal payment date.

Cardholder Monthly Payment Rates

	Three Months Ended March 21	Securitization Reporting Year
	2007	2006	2005	2004
Lowest Month	12.84%	12.71%	13.55%	13.39%
Highest Month	13.71%	15.41%	15.95%	17.96%
Monthly Average	13.18%	13.85%	14.65%	14.38%

Payment Status

	Percentage of Receivables
	Three Billing Cycles Ended in March, 2007	Twelve Billing Cycles Ended in December, 2006
Less than Minimum Payment	3.56%	3.60%
Minimum Payment	4.35%	4.16%
Greater Than Minimum Payment, Less than Full Payment	45.16%	43.61%
Full Payment or Greater than Full Payment	46.93%	48.63%

We cannot assure you that the cardholder monthly payment rates or the payment experience for the trust portfolio in the future will be similar to the historical experience set forth in the tables above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.

Use of Proceeds

We will receive the net proceeds from the sale of the Series 2007-3 notes and will use those proceeds for general corporate purposes.

Description of Series Provisions

We have summarized the material terms of the Series 2007-3 notes below and under “Description of the Notes” in the accompanying prospectus.

General

The Class A notes, the Class B notes and the Class C notes comprise the Series 2007-3 notes and will be issued under the indenture, as supplemented by the Series 2007-3 indenture supplement, in each case between the trust and the indenture trustee.

The Series 2007-3 notes will be issued in minimum denominations of $100,000 and higher integral multiples of $1,000 and will be available only in book-entry form, registered in the name of Cede & Co., as nominee of DTC. See “Description of the Notes—General,” “—Book-Entry Registration” and “—Definitive Notes” in the accompanying prospectus. Payments of interest and principal will be made on each payment date on which those amounts are due to the noteholders in whose names the Series 2007-3 notes were registered on the related record date, which will be the last business day of the calendar month preceding that payment date.

Collateral Amount

Your notes are secured by the transferred receivables. The amount of the collateral for your notes, which we call the collateral amount, will initially be $1,500,000,000 and will thereafter be reduced by:

(a)         all principal collections applied to make principal payments on the Series 2007-3 notes (other than principal payments made from funds on deposit in the spread account) or deposited into the principal accumulation account;

(b)        reductions in the excess collateral amount that result from reductions in the required excess collateral amount as described under “—Excess Collateral Amount” below; and

(c)         all reductions to the collateral amount as a result of defaulted principal receivables or uncovered dilution allocated to your series or reallocations of principal collections to cover interest, Senior Swap Payments, payments to the indenture trustee, the owner trustee and the administrator for the trust and the monthly servicing fee payments for your series that have not been reimbursed.

The collateral amount cannot be less than zero.

Reductions described in clause (c) above will be reimbursed to the extent that finance charge collections are available for that purpose on any subsequent payment date.

Allocation Percentages

The servicer, on behalf of the trust, will allocate among the collateral amount for your series, the collateral amount of each other series of notes issued and outstanding and the Free Equity Amount, the following items: collections of finance charge receivables and principal receivables, defaulted principal receivables and dilution amounts that are not offset by the Free Equity Amount or reimbursed by us.

On any day, the allocation percentage for your series will be the percentage equivalent—which may not exceed 100%—of a fraction:

•                  the numerator of which is:

•                 for purposes of allocating finance charge collections and defaulted principal receivables at all times and principal collections during the revolving period, equal to the collateral amount as measured at the end of the prior Monthly Period (or, in the case of the Monthly Period during which the closing date occurs, on the closing date); or

•                 for purposes of allocating principal collections during the controlled accumulation period and the early amortization period, prior to the date on which the amount on deposit in the principal accumulation account equals the outstanding principal amount of the notes, equal to the collateral amount as of the end of the revolving period, and, thereafter, zero; and

•                  the denominator of which is the greater of:

(a)         except as described in the last sentence of the following paragraph, the Aggregate Principal Receivables as of a specified date; and

(b)        the sum of the numerators used to calculate the applicable allocation percentages for all series of notes outstanding as of the date of determination.

The denominator referred to above will initially be set as of the closing date. The denominator will be reset for purposes of allocating principal collections, finance charge collections and defaulted principal receivables at the end of each Monthly Period and on the following dates, which are referred to as “reset dates” in this prospectus supplement:

•                  on each date on which additional accounts are designated to the trust portfolio;

•                  on each date on which accounts are removed from the trust portfolio in an aggregate amount approximately equal to the collateral amount of any series that has been paid in full;

•                  on each date on which there is an increase in the outstanding balance of any variable interest issued by the trust; and

•                  on each date on which a new series or class of notes is issued.

If a reset date occurs and the trust is permitted to make a single monthly deposit to the collection account, the denominator referred to in clause (a) above will instead equal the Average Principal Balance for the related Monthly Period.

Interest Payments

The outstanding principal amount of the Class A-1 notes will accrue interest from and including the closing date to but excluding August 15, 2007, and for each following interest period, at a rate of 0.01% per year above LIBOR for the related interest period.

The outstanding principal amount of the Class A-2 notes will accrue interest from and including the closing date to but excluding August 15, 2007, and for each following interest period, at a rate of 5.40% per year.

The outstanding principal amount of the Class B notes will accrue interest from and including the closing date to but excluding August 15, 2007, and for each following interest period, at a rate of 5.49% per year.

The outstanding principal amount of the Class C notes will accrue interest from and including the closing date to but excluding August 15, 2007, and for each following interest period, at a rate of 0.30% per year above LIBOR for the related interest period.

Each interest period will begin on and include a payment date and end on but exclude the next payment date. However, the first interest period will begin on and include the closing date.

For purposes of determining the interest rates applicable to each interest period, LIBOR will be determined two London business days before that interest period begins.

For each date of determination, LIBOR will equal the rate per annum displayed in the Bloomberg Financial Markets system as the composite offered rate for London interbank deposits for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period), as of 11:00 a.m., London time, on that date. If that rate does not appear on that display page, the rate for that date will be the rate per annum shown on page 3750 of the Moneyline Telerate Services Report screen or any successor page as the composite offered rate for London interbank deposits for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period), as shown under the heading “USD” as of 11:00 a.m., London time, on that date. If no rate is shown as described in the preceding two sentences, LIBOR will be the rate per annum based on the rates at which Dollar deposits for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period) are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, on that date; provided that if at least two rates appear on that page, the rate will be the arithmetic mean of the displayed rates and if fewer than two rates are displayed, or if no rate is relevant, LIBOR will be determined based on the rates at which deposits in United States dollars are offered by four major banks, selected by the servicer, at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period). The indenture trustee will request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the servicer, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a one-month period (and, solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period).

LIBOR for the first interest period will be determined by straight-line interpolation, based on the actual number of days in the period from the closing date to but excluding August 15, 2007, between two rates determined in accordance with the preceding paragraph, one of which will be determined for a maturity of one month and one of which will be determined for a maturity of two months.

The interest rates applicable to the then current and immediately preceding interest period may be obtained by telephoning the indenture trustee at its corporate trust office at (800) 735-7777 or any other telephone number identified in a written notice from the indenture trustee to the Series 2007-3 noteholders from time to time.

Interest on the Class A-2 notes and the Class B notes will be calculated on the basis of a year of 360 days and twelve 30-day months. Interest on the Class A-1 and the Class C notes will be calculated on the basis of the actual number of days in the related interest period and a 360-day year.

If the trust does not pay interest as calculated above to any class on a payment date, the amount not paid will be due on the next payment date, together with interest on the overdue amount of regular monthly interest at 2% plus the interest rate payable on the notes for the applicable class.

Interest Rate Swaps

To hedge the trust’s interest payment obligations, the trust will enter into an interest rate swap for each of the Class A-1 notes and the Class C notes, each covering the period from the closing date through the final maturity date.

The notional amount of the Class A-1 interest rate swap and the notional amount of the Class C interest rate swap for each interest period will be equal to the outstanding principal amount of each of the Class A-1 notes and the Class C notes, respectively, in each case as of the end of the first day of the related interest period. Under each swap, prior to each payment date, two interest amounts will be calculated on the outstanding principal amount of the Class A-1 notes or the Class C notes, as applicable:

•                 a floating interest amount, accruing at the applicable one-month LIBOR and based on the actual number of days in the interest period and a year of 360 days; and

•                 a fixed interest amount, accruing at the specified fixed interest rate and based on twelve 30-day months and a year of 360 days.

If the floating interest amount is greater than the fixed interest amount, the trust will receive a payment from the swap counterparty in an amount equal to the difference. Alternatively, if the fixed interest amount is greater than the floating interest amount, the trust will be required to make a payment to the swap counterparty in an amount equal to the difference. The specified fixed interest rate for the Class A-1 interest rate swap and the Class C interest rate swap is 5.298% per year.

Any net amounts received by the trust under the interest rate swaps will be treated as collections of finance charge receivables. Any net amounts payable by the trust under the Class A-1 interest rate swap will be paid from finance charge collections at the same priority as interest payments on the Class A-1 notes. Any net amounts payable by the trust under the Class C interest rate swap will be paid from finance charge collections at the same priority as interest payments on the Class C notes.

Each of the Class A-1 interest rate swap and the Class C interest rate swap may terminate, whether or not the notes have been paid in full prior to such termination, upon the occurrence of any event of default or termination event specified in the related interest rate swap agreement. Upon the occurrence of any event of default specified in an interest rate swap agreement, the non-defaulting party may elect to terminate such interest rate swap agreement. Events of default under the interest rate swap agreements include:

•                 failure to make a payment due under the interest rate swap agreement within the applicable grace period;

•                 the occurrence of certain bankruptcy and insolvency events;

•                 a default, event of default or other similar condition or event by the interest rate swap counterparty under any debt obligation owed by the interest rate swap counterparty arising from a payment default or other event resulting in the acceleration of such debt obligation, if the amount of such payment default or accelerated debt meets the specified threshold amount, subject to applicable cure periods; and

•                 failure by the interest rate swap counterparty to comply with certain other obligations under the interest rate swap agreement or breach by the interest rate swap counterparty of certain representations in the interest rate swap agreement, in each case subject to applicable cure periods.

The Class A-1 interest rate swap and the Class C interest rate swap may also be terminated upon the occurrence of a termination event other than an event of default. These termination events include:

•                 illegality on the part of the trust or an interest rate swap counterparty to be a party to the related interest rate swap agreement;

•                 noncompliance by the interest rate swap counterparty with certain obligations under a disclosure agreement pursuant to which the interest rate swap counterparty may be required to deliver to the trust specified financial and other information regarding the interest rate swap counterparty to enable the depositor and the trust to comply with their reporting obligations to the SEC;

•                 noncompliance by the interest rate swap counterparty with certain obligations after its ratings downgrade;

•                 certain tax consequences arising from administrative or judicial procedures, changes in tax law or certain mergers and asset transfers; and

•                 certain other events specified in the interest rate swap agreements.

The trust can only enter into and maintain interest rate swaps with counterparties that have debt ratings consistent with the standards of the rating agencies for the notes. If the ratings of a swap counterparty are reduced below certain levels established by Standard & Poor’s, Moody’s or Fitch, if the swap counterparty is rated by Fitch, that swap counterparty will be required to assign its rights and obligations under the applicable interest rate swap to a replacement swap counterparty, obtain a letter of credit or guaranty or make other arrangements satisfactory to the rating agencies within certain grace periods. The failure to replace a terminated interest rate swap or enter into an alternative arrangement satisfactory to the rating agencies within ten business days, or the failure of a swap counterparty to make a required payment for five business days after a payment is due, will cause an early amortization event and commencement of the early amortization period. See “Risk Factors—Default by a swap counterparty or termination of the Class A-1 or Class C interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes” in this prospectus supplement for a discussion of potential adverse consequences if a swap counterparty defaults on its obligations or is downgraded, or another termination event occurs under an interest rate swap.

Interest Rate Swap Counterparty

ABN AMRO Bank N.V. is the interest rate swap counterparty for each of the Class A-1 and Class C interest rate swaps.

ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands (“ABN AMRO”), is an international banking group offering a wide range of banking products and financial services on a global basis through a network of over 4,500 offices and branches in 53 countries as of the year-end 2006.  ABN AMRO is one of the largest banking groups in the world, with total consolidated assets of € 987.1 billion at December 31, 2006. As of the date of this prospectus supplement, the long-term, unsecured, unsubordinated and unguaranteed debt obligations of ABN AMRO Bank N.V. are rated “AA-” by Standard & Poor’s and “Aa2” by Moody’s.

On April 23, 2007 (“Announcement Date”), ABN AMRO Holding N.V. (“ABN AMRO Holding”), the parent company of ABN AMRO, announced that it has entered into (1) an agreement to be purchased by Barclays PLC pursuant to a merger transaction and (2) an agreement to sell ABN AMRO North America Holding Company, the indirect parent of LaSalle Bank National Association (“LaSalle”), to Bank of America Corp (“LaSalle Agreement”).  Completion of each transaction is subject to regulatory approvals and various other closing conditions.

The LaSalle Agreement was entered into by ABN AMRO Holding without shareholder approval.  In response to a challenge of the sale by a shareholders group, a judge in the Enterprise Chamber of the Amsterdam Superior Court in the Netherlands ruled on May 3, 2007 that ABN AMRO Holding was not permitted to proceed with the sale of LaSalle without shareholder approval.  As of the date hereof, a shareholders’ meeting to vote on the proposed sale of LaSalle has not occurred.  Various interested parties have filed or have indicated that they will file an appeal of the ruling.  On May 4, 2007, Bank of America Corp. filed a lawsuit against ABN AMRO Holding in the U.S. District Court for the Southern District of New York (Manhattan) seeking an injunction prohibiting ABN AMRO Holding from selling LaSalle to a rival bidder.

Since the Announcement Date, ABN AMRO Holding has received alternative purchase proposals for the whole company and LaSalle from other bidders, including a bank group led by Royal Bank of Scotland Group PLC.  ABN AMRO Holding is evaluating each purchase proposal and will evaluate bids, if any, from other potential purchasers that may have an interest in acquiring the whole company or LaSalle.

Additional information, including the most recent form 20-F of ABN AMRO Holding and additional quarterly and current reports filed with the United States Securities and Exchange Commission by ABN AMRO Holding, may be obtained upon request to:  ABN AMRO Bank N.V. Investor Relations (HQ 9141) P.O. Box 283 1000 EA Amsterdam The Netherlands Tel. +31 20 628 78 35 Fax +31 20 628 78 37 email investorrelations@nl.abnamro.com.  Except for the information provided in this paragraph and in the preceding four paragraphs, neither ABN AMRO nor ABN AMRO Holding have been involved in the preparation of, and do not accept responsibility for, this prospectus supplement or the accompanying prospectus.

Revolving Period; Source of Principal Payments

During the revolving period, no principal payments will be made on your notes. During the controlled accumulation period and the early amortization period, deposits to the principal accumulation account and principal payments on the Series 2007-3 notes, as applicable, will be made on each payment date from the following sources:

(a)         principal collections allocated to your series based on your allocation percentage and required to be deposited into the collection account for your series, less any amounts required to be reallocated to cover interest payments on the Series 2007-3 notes, Senior Swap Payments due from the trust, certain fees and expenses payable to the indenture trustee, the owner trustee and the administrator for the trust or monthly servicing fee payments; plus

(b)        any amount on deposit in the excess funding account allocated to your series on that payment date; plus

(c)         any finance charge collections or other amounts required to be treated as principal collections in order to cover the share of defaulted principal receivables, uncovered dilution amounts and shortfalls in the Minimum Free Equity Amount allocated to your series or to reinstate prior reductions to the collateral amount; plus

(d)        any principal collections from other series that are shared with your series.

Controlled Accumulation Period

The controlled accumulation period is scheduled to commence on July 22, 2009, and to last ten months. On each determination date until the controlled accumulation period begins, the servicer, on behalf of the trust, will review the amount of expected principal collections and determine the number of months expected to be required to fully fund the principal accumulation account by the expected principal payment date as described under “Description of the Notes—Length of Controlled Accumulation Period” in the accompanying prospectus. If the number of months needed to fully fund the principal accumulation account by the expected principal payment date is less than or more than the number of months in the scheduled controlled accumulation period, the trust will either postpone the controlled accumulation period or start the controlled accumulation period earlier than the then-currently scheduled controlled accumulation period, as applicable, so that the number of months in the scheduled controlled accumulation period equals the number of months expected to be needed to fully fund the principal accumulation account by the expected principal payment date. In no event will the controlled accumulation period be less than one month.

On each payment date relating to the controlled accumulation period, funds will be deposited in the principal accumulation account in amount equal to the least of:

(1)         funds available for this purpose for your series with respect to that payment date;

(2)         the outstanding principal amount of the Series 2007-3 notes as of the last day of the revolving period, divided by the number of months in the controlled accumulation period, plus any amounts required to be deposited to the principal accumulation account on prior payment dates that have not yet been deposited;

(3)         an amount equal to the outstanding principal amount of the notes, minus the amount on deposit in the principal accumulation account prior to any deposits on that date; and

(4)         the collateral amount.

Any remaining funds not deposited in the principal accumulation account first will be made available to other series as shared principal collections and second will either be deposited in the excess funding account under the circumstances described under “The Trust—Capitalization of Trust; Minimum Free Equity Amount” and “—Shared Principal Collections” in the accompanying prospectus or distributed to us or our assigns. During the controlled accumulation period, if the excess collateral amount exceeds the required excess collateral amount, the excess collateral amount will be reduced, but not below the required excess collateral amount, by the amount of funds applied as described in the preceding sentence.

Unless an early amortization period commences prior to the expected principal payment date, amounts in the principal accumulation account will be paid on the expected principal payment date to the Class A noteholders until the outstanding principal amount of the Class A notes has been paid in full, then to the Class B noteholders until the outstanding principal amount of the Class B notes has been paid in full, and then to the Class C noteholders until the outstanding principal amount of the Class C notes has been paid in full.

Payments of principal to the Class A noteholders will be made concurrently on a pro rata basis based on the note principal balance of the Class A-1 notes on the one hand and the Class A-2 notes on the other hand.

Early Amortization Period

On each payment date relating to the early amortization period, the Class A noteholders will be entitled to receive funds available for principal payments for Series 2007-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class A notes. Payments of principal to the Class A noteholders will be made concurrently on a pro rata basis based on the note principal balance of the Class A-1 notes on the one hand and the Class A-2 notes on the other hand.

After payment in full of the outstanding principal amount of the Class A notes, the Class B noteholders will be entitled to receive, on each payment date relating to the early amortization period, the remaining available funds for Series 2007-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class B notes.

After payment in full of the outstanding principal amount of the Class A notes and the Class B notes, the Class C noteholders will be entitled to receive on each payment date relating to the early amortization period, the remaining available funds for Series 2007-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class C notes.

See “—Early Amortization Events” below for a discussion of events that might lead to the commencement of the early amortization period.

Subordination

The Class B notes are subordinated to the Class A notes. The Class C notes are subordinated to the Class A notes and the Class B notes. The excess collateral amount is subordinated to all three classes of notes. Interest payments will be made on the Class A notes prior to being made on the Class B notes and the Class C notes. Interest payments will be made on the Class B notes prior to being made on the Class C notes.

Principal payments on the Class B notes will not begin until the Class A notes have been paid in full. Except as described under “Description of Series Provisions—Spread Account Distributions,” principal payments on the Class C notes will not begin until the Class A notes and the Class B notes have been paid in full.

The collateral amount for your series will be reduced as the collateral is applied for the benefit of your series, for instance as principal payments are made on your series (other than principal payments made from funds on deposit in the spread account). In addition, the collateral amount can be applied for the benefit of your series in two other ways:

•                 by reallocating principal collections to make interest payments and to pay Senior Swap Payments due from the trust, to pay the fees of the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments for your series, when finance charge collections are not sufficient to make these payments; and

•                 to absorb your series’ share of defaulted principal receivables and any uncovered dilution amounts, when finance charge collections are not sufficient to cover these amounts.

The excess collateral amount provides credit enhancement by absorbing these types of reductions. If the total amount of these latter two types of reductions exceeds the excess collateral amount, then the Class C notes may not be repaid in full. If the total amount exceeds the excess collateral amount and the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total amount exceeds the sum of the excess collateral amount and the principal amounts of the Class C and Class B notes, then the Class A notes may not be repaid in full.

If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, then to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.

Application of Finance Charge Collections

We refer to your series’ share of finance charge collections, including recoveries, net investment proceeds transferred from the principal accumulation account, net swap receipts, amounts withdrawn from the reserve account and any available excess finance charge collections from other series, collectively, as finance charge collections. On each payment date, the servicer, on behalf of the trust, will apply your series’ share of finance charge collections for the Monthly Period in the following order:

(1)                      to pay, pro rata, the following amounts allocated to your series: the accrued and unpaid fees and other amounts owed to the indenture trustee up to a maximum amount of $25,000 for each calendar year, accrued and unpaid fees and other amounts owed to the owner trustee up to a maximum amount of $25,000 for each calendar year, and accrued and unpaid fees and other amounts owed to the administrator for the trust up to a maximum amount of $25,000 for each calendar year;

(2)                      to pay the servicing fee for your series for the prior Monthly Period and any overdue servicing fee (to the extent not directly paid by the trust to the servicer during the month);

(3)                      to pay, pro rata, interest on the Class A notes (on a pro rata basis between the Class A-1 notes and the Class A-2 notes, based upon the respective amounts of interest owed on each), including any overdue interest and additional interest on the overdue interest, and any Senior Swap Payments due from the trust under the Class A-1 interest rate swap;

(4)                      to pay interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(5)                      to pay, pro rata, interest on the Class C notes, including any overdue interest and additional interest on the overdue interest, and any Senior Swap Payments due from the trust under the Class C interest rate swap;

(6)                      an amount equal to your series’ share of the defaulted principal receivables and uncovered dilution, if any, for the related Monthly Period, will be treated as principal collections for that Monthly Period;

(7)                      an amount equal to any previous reductions to the collateral amount on account of defaulted principal receivables, uncovered dilution or reallocations of principal collections in each case not previously reimbursed will be treated as principal collections for that Monthly Period;

(8)                      on and after the reserve account funding date, to deposit into the reserve account an amount equal to the excess, if any, of the required reserve account amount over the amount then on deposit in the reserve account;

(9)                      to deposit into the spread account an amount equal to the excess, if any, of the required spread account amount over the amount then on deposit in the spread account;

(10)                without duplication of the amount specified in clause (6) in respect of the uncovered dilution amount, an amount equal to the Series Allocation Percentage (calculated by excluding all outstanding series of notes issued prior to September 22, 2004 and any other series of notes that is excluded from this calculation in the related indenture supplement) of the excess, if any, of the Minimum Free Equity amount over the Free Equity Amount will be treated as principal collections for that Monthly Period;

(11)                to make Subordinated Termination Payments and any other payments or deposits relating to the Class A-1 interest rate swap;

(12)                to make Subordinated Termination Payments and any other payments or deposits relating to the Class C interest rate swap;

(13)                unless an early amortization event has occurred, to pay, pro rata, any amounts owed to the indenture trustee, the owner trustee and the administrator for the trust to the extent allocated to your series and not paid pursuant to clause (1) above;

(14)                to cover any shortfalls in finance charge collections for other outstanding series in group one; and

(15)                if an early amortization event has occurred, first, to make principal payments on the Class A notes, the Class B notes and the Class C notes, in that order of priority, to the extent principal collections, including shared principal collections, allocated to your series are not sufficient to pay the notes in full, and, second, to pay, pro rata, any amounts owed to the indenture trustee, the owner trustee and the administrator for the trust to the extent allocated to your series and not paid pursuant to clause (1) above.

Reallocation of Principal Collections

If finance charge collections available to your series are not sufficient to pay the aggregate amount of those payments described in clauses (1) through (5) under the caption “—Application of Finance Charge Collections” above, then principal collections allocated to your series will be reallocated to cover these amounts. Any reallocation of principal collections is a use of the collateral for your notes. Consequently, these uses will reduce the remaining collateral amount by the amount that was reallocated. The amount of principal collections that will be reallocated on any payment date will not exceed the sum of the amounts described in the following clauses (1) through (3):

(1)          the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clauses (1), (2) and (3) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections available to cover these amounts; and

•                  the excess, if any, of (a) 18.75% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount;

(2)          the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clause (4) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections available to cover these amounts; and

•                  the excess, if any, of (a) 9.50% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and after giving effect to the reallocation of principal collections to make the payments described in clauses (1), (2) and (3) under the caption “—Application of Finance Charge Collections” above on the then current payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount; and

(3)          the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clause (5) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections and amounts withdrawn from the spread account that are available to cover that amount; and

•                  the excess, if any, of (a) 3.00% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and after giving effect to the reallocation of principal collections to make the payments described in clauses (1) through (4) under the caption “—Application of Finance Charge Collections” above on the then current payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount.

Investor Charge-Offs

A portion of the defaulted principal receivables in each charged-off account will be allocated to the collateral amount for your series in an amount equal to your series’ allocation percentage on the date the account is charged-off. The allocation percentage is described under “—Allocation Percentages” above.

Dilution will also be allocated to the collateral amount for your series in the circumstances described in “The Servicers—Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus. If dilution is allocated among each series for any Monthly Period, your series’ share of dilution will equal:

(1)         dilution to be allocated to all series for that Monthly Period, times

(2)         the Series Allocation Percentage for that Monthly Period, which will be determined on a weighted average basis for any Monthly Period in which a reset date occurs.

On each payment date, if the sum of the defaulted principal receivables and any remaining uncovered dilution allocated to the collateral amount for your series is greater than the finance charge collections used to cover those amounts, then the collateral amount will be reduced by the amount of the excess. Any reductions in the collateral amount on account of defaulted principal receivables and uncovered dilution will be reimbursed to the extent that finance charge collections are available for that purpose on any subsequent payment date.

Sharing Provisions

Your series is in group one for purposes of sharing excess finance charge collections. Your series will share excess finance charge collections with other series in group one. See “Description of the Notes—Shared Excess Finance Charge Collections” in the accompanying prospectus.

Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series on any payment date during the early amortization period that is prior to the expected principal payment date unless all outstanding series of notes are in early amortization periods. See “Description of the Notes—Shared Principal Collections” in the accompanying prospectus.

Principal Accumulation Account

The trust will establish and maintain a segregated trust account to serve as the principal accumulation account. During the controlled accumulation period, the servicer, on behalf of the trust, will make deposits to the principal accumulation account as described under “—Principal Payments” in this prospectus supplement.

Funds on deposit in the principal accumulation account will be invested to the following payment date by the trust in highly rated investments that meet the criteria described in the indenture supplement. Investment earnings, net of investment losses and expenses, on funds on deposit in the principal accumulation account will be deposited in the collection account and treated as finance charge collections available to your series for the related Monthly Period. If, for any payment date, these net investment earnings are less than the sum of:

(a)         the product of (1) a fraction, the numerator of which is equal to the balance of the principal accumulation account, up to the outstanding principal amount of the Class A notes, on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class A notes on the last day of the calendar month preceding that payment date and (2) the Class A monthly interest payment, plus any net swap payments payable by the trust under the Class A-1 interest rate swap, minus net swap receipts payable by the swap counterparty under the Class A-1 interest rate swap;

(b)        the product of (1) a fraction, the numerator of which is equal to the lesser of (i) the outstanding principal amount of the Class B notes on the last day of the calendar month preceding that payment date and (ii) the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class B notes on the last day of the calendar month preceding that payment date and (2) the Class B monthly interest payment; and

(c)         the product of (1) a fraction, the numerator of which is equal to the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes and Class B notes on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class C notes on the last day of the calendar month preceding that payment date and (2) the Class C monthly interest payment, plus any net swap payments payable by the trust under the Class C interest rate swap, minus net swap receipts payable by the swap counterparty under the Class C interest rate swap;

then the trust will withdraw the shortfall, to the extent required and available, from the reserve account and deposit it in the collection account for use as finance charge collections that are available to your series.

Excess Collateral Amount

An excess collateral amount provides credit enhancement for your series. The initial excess collateral amount will be $45,000,000, which equals 3.0% of the initial collateral amount. The excess collateral amount at any time will equal the excess of the collateral amount for your series, calculated without reduction on account of funds on deposit in the principal accumulation account, over the outstanding principal amount of the Series 2007-3 notes.

On each payment date during the controlled accumulation period and early amortization period, the excess collateral amount will be decreased by the amount of funds that are available, but not required, to be deposited into the principal accumulation account on that payment date. However, no such reduction will be permitted to reduce the excess collateral amount below the required excess collateral amount. See “Description of Series Provisions—Controlled Accumulation Period” in this prospectus supplement and “Credit Enhancement—Excess Collateral Amount” in the accompanying prospectus.

The required excess collateral amount for your series on any day is currently equal to 3.0% of the total collateral amount on that day. However, a percentage lower than 3.0% may be used to calculate the required excess collateral amount in the future if each rating agency we designate for the Series 2007-3 notes confirms that the use of a lower percentage will not impair its ratings of the notes. In addition:

(a)         except as provided in clause (c), the required excess collateral amount will never be less than 3.0% of the initial collateral amount,

(b)        except as provided in clause (c), the required excess collateral amount will not be reduced during an early amortization period, and

(c)         the required excess collateral amount will never exceed the aggregate outstanding principal amount of the notes, minus the balance on deposit in the principal accumulation account.

Reserve Account

The trust will establish and maintain a segregated account to serve as the reserve account. The reserve account is established to assist with the distribution of interest on the notes during the controlled accumulation period and on the first payment date with respect to the early amortization period. On each payment date from and after the reserve account funding date, but prior to the termination of the reserve account, the trust will apply finance charge collections available to your series at the priority identified above under “—Application of Finance Charge Collections” to increase the amount on deposit in the reserve account to the extent the amount on deposit in the reserve account is less than the required reserve account amount.

Unless each rating agency confirms that the postponement of the reserve account funding date will not impair its rating of the Series 2007-3 notes, the reserve account funding date will be a date selected by the servicer, on behalf of the trust, that is not later than the payment date with respect to the Monthly Period which commences three months prior to the commencement of the controlled accumulation period.

The required reserve account amount for any payment date on or after the reserve account funding date will be equal to (a) 0.50% of the outstanding principal amount of the notes or (b) any other amount designated by the trust. The trust may only designate a lesser amount if each rating agency confirms that the designation will not impair its rating of any class of the Series 2007-3 notes and we will certify to the indenture trustee that, based on the facts known to the certifying officer at the time, in our reasonable belief, the designation will not cause an early amortization event to occur for Series 2007-3.

On each payment date, after giving effect to any deposit to be made to, and any withdrawal to be made from, the reserve account on that payment date, the trust will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount, and the amount withdrawn will no longer be available for your notes. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

All amounts on deposit in the reserve account on any payment date—after giving effect to any deposits to, or withdrawals from, the reserve account to be made on that payment date—will be invested to the following payment date by the trust, in highly rated investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be either retained in the reserve account to the extent the amount on deposit is less than the required reserve account amount or deposited in the finance charge account for your series and treated as finance charge collections available to your series.

On or before each payment date with respect to the controlled accumulation period and on or before the first payment date with respect to the early amortization period, the trust will withdraw from the reserve account and deposit in the collection account an amount equal to the least of:

(1)         the amount then on deposit in the reserve account with respect to that payment date;

(2)         the amount of the shortfall described under “—Principal Accumulation Account” above; and

(3)         the required reserve account amount.

Amounts withdrawn from the reserve account on any payment date will be included as finance charge collections available to your series for that payment date.

The reserve account will be terminated upon the earliest to occur of:

(1)         the first payment date for the early amortization period;

(2)         the expected principal payment date; and

(3)         the termination of the trust.

Upon the termination of the reserve account, all amounts on deposit in the reserve account, after giving effect to any withdrawal from the reserve account on that date, will be distributed to us or our assigns. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

Spread Account

The trust will establish and maintain as a segregated account primarily for the benefit of the Class C noteholders to serve as the spread account. Amounts on deposit in the spread account will be used as described below under “—Spread Account Distributions.”

The spread account initially will not be funded, but will be funded up to the required spread account amount on each payment date from finance charge collections allocated to your series to the extent available for that purpose.

The required spread account amount will be determined on each payment date as the product of:

(a)         the spread account percentage determined in accordance with the table below for that date of determination; and

(b)        (1)           during the revolving period, the collateral amount; or

(2)           during the controlled accumulation period or early amortization period, the collateral amount as of the last day of the revolving period; provided that prior to the occurrence of an event of default and acceleration of the Series 2007-3 notes, the required spread account amount will never exceed the outstanding principal amount of the Class C notes after taking into account any payments to be made on that payment date.

The spread account percentage will be determined as follows:

If the Quarterly Excess Spread Percentage is
greater than or equal to:	and	less than:	then, the spread account percentage will equal:
5.00%		—	0%
4.50%		5.00%	2.00%
4.00%		4.50%	2.50%
3.50%		4.00%	3.50%
3.00%		3.50%	4.50%
2.50%		3.00%	5.50%
1.50%		2.50%	6.50%
0.50%		1.50%	7.50%
—		0.50%	8.50%

Funds on deposit in the spread account will be invested by the trust in highly rated investments that meet the criteria described in the indenture supplement. Investment earnings, net of losses and investment expenses, will, except as otherwise indicated in this prospectus supplement, not be deposited into the spread account and will be distributed to us. However, after an event of default and acceleration of the maturity of the Series 2007-3 notes, these investment earnings will be available for payment to holders of the Series 2007-3 notes as described under “—Spread Account Distributions” below.

Spread Account Distributions

On or before each payment date, the trust will withdraw from the spread account, and deposit in the distribution account for payment to the Class C noteholders and the swap counterparty under the Class C interest rate swap an amount equal to the least of:

(1)         the amount on deposit in the spread account with respect to that payment date;

(2)         the shortfall, if any, in the amount of finance charge collections that are available to cover the interest payable on the Class C notes and any net payments due under the Class C interest rate swap; and

(3)         the required spread account amount for that payment date.

Unless an early amortization event occurs, the trust will withdraw from the spread account and deposit into the collection account for distribution to the Class C noteholders on the expected principal payment date an amount equal to the lesser of:

(1)         the amount on deposit in the spread account after application of any amounts as set forth in the immediately preceding paragraph; and

(2)         the outstanding principal amount of the Class C notes after the application of any amounts on that payment date.

Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first payment date on which the outstanding principal amount of the Class A and Class B notes has been paid in full.

In addition, on any day after the occurrence of an event of default with respect to Series 2007-3 and the acceleration of the maturity date, the trust will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount into the distribution account for distribution to the Class C noteholders, the Class A noteholders and the Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.

Early Amortization Events

An early amortization event may occur for the Series 2007-3 notes upon the occurrence of any of the following events:

(a)         our failure (1) to make any payment or deposit on the date required to be made under the trust receivables purchase agreement or the transfer agreement on or before the date that is five business days after the date the payment or deposit is required to be made or (2) to observe or perform in any material respect its other covenants or agreements set forth in the trust receivables purchase agreement or the transfer agreement which failure has a material adverse effect on the Series 2007-3 noteholders and which continues unremedied for a period of 60 days

(b)        any representations or warrantly made by us in the trust receivables purchase agreement or the transfer agreement or any information required to be given  by us to identify the accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the Series 2007-3 noteholders are materially and adversely affected and continue to be materially and adversely affected for the designated period; except that an early amortization event described in this subparagraph (b) will not occur if we have accepted reassignment of the related receivable or all related receivables, if applicable, within the designated period;

(c)          our failure to convey receivables in additional accounts or participations to the trust when required to do so;

(d)         any of the following servicer defaults or breaches:

(1)          a servicer default described under “The Servicers—Servicer Default; Successor Servicer” in the accompanying prospectus;

(2)          failure by the servicer to observe or perform in any material respect any of its covenants or agreements in the servicing agreement if the failure has a material adverse effect on the noteholders which continues unremedied for a period of 60 days after notice to the trust by the indenture trustee or noteholders of at least 25% of the outstanding principal amount of the notes;

(3)          the servicer delegates its duties, except as specifically permitted under the servicing agreement, and the delegation remains unremedied for 15 days after written notice to the trust by the indenture trustee; or

(4)          any representation, warranty or certification made by the servicer in the servicing agreement, or in any certificate delivered in accordance with the servicing agreement, proves to have been incorrect when made if it:

•                  has a material adverse effect on the rights of the noteholders; and

•                  continues to be incorrect in any material respect for a period of 60 days after notice to the trust by the indenture trustee or noteholders of at least 25% of the outstanding principal amount of the notes;

(e)          the average of the Portfolio Yields for any 3 consecutive Monthly Periods is less than the average of the Base Rates for the same Monthly Periods;

(f)            the outstanding principal amount of the Class A notes, the Class B notes or the Class C notes is not paid in full on the expected principal payment date;

(g)         specified bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to us or any originator of accounts;

(h)         we are unable for any reason to transfer receivables to the trust or the bank is unable to transfer receivables to us;

(i)             the trust becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(j)             an event of default for Series 2007-3 and an acceleration of the maturity of the Series 2007-3 notes occurs under the indenture;

(k)          failure of any interest rate swap counterparty to make a payment under any of the interest rate swaps for the Class A-1 notes or the Class C notes in respect of a payment obligation arising as a result of LIBOR being greater than the specified fixed rate for the related interest rate swap, and the failure is not cured within 5 business days after the payment is due; or

(l)             the early termination of the interest rate swaps for either of the Class A-1 notes or the Class C notes unless the trust obtains a replacement interest rate hedging arrangement or enters into another arrangement acceptable to the rating agencies within 10 business days after the termination.

In the case of any event described in clause (a), (b) or (d) above, an early amortization event will be deemed to have occurred with respect to the notes only if, after any applicable grace period, either the indenture trustee or the Series 2007-3 noteholders evidencing interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2007-3 notes, by written notice to the trust, with a copy to the indenture trustee if notice is given by the Series 2007-3 noteholders, declare that an early amortization event has occurred with respect to the Series 2007-3 notes as of the date of the notice.

In the case of any event described in clause (g), (h) or (i), an early amortization event with respect to all series then outstanding, and in the case of any event described in clause (c), (e), (f), (j), (k) or (l) an early amortization event with respect to only the Series 2007-3 notes, will occur without any notice or other action on the part of the indenture trustee or the Series 2007-3 noteholders immediately upon the occurrence of the event.

On the date on which an early amortization event is deemed to have occurred, the early amortization period will begin.

See “Description of the Notes—Early Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of insolvency, conservatorship or receivership events related to us and the bank.

Events of Default

The events of default for Series 2007-3, as well as the rights and remedies available to the indenture trustee and the Series 2007-3 noteholders when an event of default occurs, are described under “Description of the Notes—Events of Default; Rights Upon Event of Default” in the accompanying prospectus.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the trust, the principal amount of the Series 2007-3 notes automatically will be deemed to be immediately due and payable. If any other event of default for Series 2007-3 occurs, the indenture trustee or the holders of not less than a majority of the then-outstanding principal amount of the Series 2007-3 notes may declare the Series 2007-3 notes to be immediately due and payable. If the Series 2007-3 notes are accelerated, you may receive principal prior to the expected principal payment date for your class of notes.

Servicing Compensation and Payment of Expenses

The servicing fee rate for your series is 2% per year. Your series’ share of the servicing fee for each month will be calculated as described under “The Servicers—Servicing Compensation and Payment of Expenses” in the accompanying prospectus.

On each payment date, the trust will allocate to your series a portion of the unpaid fees and other amounts owed to the indenture trustee, the owner trustee and the administrator for the trust in an amount equal to any such amounts attributable solely to your series, plus your series’ Series Allocation Percentage of any other amounts that are attributable to more than one series, as described under “Description of the Notes—Fees and Expenses Payable from Collections” in the accompanying prospectus. These amounts will be paid from finance charge collections allocated to your series as described under “Description of Series Provisions—Application of Finance Charge Collections.”

Reports to Noteholders

On each payment date, the trust will forward to each noteholder a statement substantially in the form of Annex II to this prospectus supplement or in the form otherwise agreed to by the trust and the indenture trustee from time to time. Annex II is included at the end of this prospectus supplement and is incorporated into this prospectus supplement.

Legal Proceedings

There are no legal proceedings pending or proceedings known by us to be contemplated by governmental authorities involving the depositor, the sponsor, the servicer, any subservicer or the trust, or to our knowledge, the owner trustee or the indenture trustee that are material to noteholders.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement between us, the trust and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name:

Class A -1 Underwriters	Principal Amount of Class A-1 Notes
Greenwich Capital Markets, Inc.	$135,679,000
J.P. Morgan Securities Inc.	135,679,000
ABN AMRO Incorporated	135,679,000
Banc of America Securities LLC	135,679,000
CastleOak Securities, L.P.	135,676,000
Credit Suisse Securities (USA) LLC	135,679,000
RBC Capital Markets Corporation	135,679,000
Total	$949,750,000

Class A -2 Underwriters	Principal Amount of Class A-2 Notes
Greenwich Capital Markets, Inc.	$38,429,000
J.P. Morgan Securities Inc.	38,429,000
ABN AMRO Incorporated	38,429,000
Banc of America Securities LLC	38,429,000
CastleOak Securities, L.P.	38,426,000
Credit Suisse Securities (USA) LLC	38,429,000
RBC Capital Markets Corporation	38,429,000
Total	$269,000,000

Class B Underwriters	Principal Amount of Class B Notes
Greenwich Capital Markets, Inc.	$69,375,000
J.P. Morgan Securities Inc.	69,375,000
Total	$138,750,000

Class C Underwriters	Principal Amount of Class C Notes
Greenwich Capital Markets, Inc.	$48,750,000
J.P. Morgan Securities Inc.	48,750,000
Total	$97,500,000

In the underwriting agreement, the underwriters of each class of notes have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the notes in that class offered by this prospectus supplement if any of the notes in that class are sold.

The underwriters of each class of notes have advised us that they propose initially to offer the notes in that class to the public at the prices set forth in this prospectus supplement, and to dealers chosen by the underwriters at the prices set forth in this prospectus supplement less a concession not in excess of the percentages set forth in the following table. The underwriters of each class of notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table.

After the initial public offering of the notes, the public offering prices and the concessions referred to in this paragraph may be changed. Additional offering expenses are estimated to be $1,000,000. The underwriters have agreed to pay certain expenses incurred in connection with the issuance and distribution of the notes.

	Class A-1 Notes	Class A-2 Notes	Class B Notes	Class C Notes
Concessions	0.0720%	0.0720%	0.1200%	0.1500%
Reallowances	0.0360%	0.0360%	0.0600%	0.0750%

The underwriters will be compensated as set forth in the following table:

	Underwriters’ Discounts and Commissions	Amount per $1,000 of Principal	Total Amount
Class A-1 Notes	0.1200%	$1.20	$1,139,900
Class A-2 Notes	0.1200%	1.20	332,800
Class B Notes	0.2000%	2.00	277,500
Class C Notes	0.2500%	2.50	243,750
Total Class A, Class B and Class C Notes			$1,993,500

Each underwriter has represented and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity; and

(b)         it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

We and RFS Holding, Inc. will indemnify the underwriters for certain liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in connection with those liabilities as described in the underwriting agreement.

The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriters do not have an “overallotment” option to purchase additional notes in the offering, so syndicate sales in excess of the offering size will result in a naked short position. The underwriters must close out any naked short position through syndicate covering transactions in which the underwriters purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction. Over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters represent that the underwriters will engage in any of these transactions or that those transactions, once commenced, will not be discontinued without notice at any time.

In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with us and our affiliates.

Legal Matters

Certain legal matters relating to the issuance of the Series 2007-3 notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP as special counsel for us. Certain legal matters relating to the federal tax consequences of the issuance of the Series 2007-3 notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. Certain legal matters relating to the issuance of the Series 2007-3 notes will be passed upon for the underwriters by McKee Nelson LLP.

Glossary of Terms for Prospectus Supplement

“Average Principal Balance” means, for any Monthly Period in which a reset date occurs, the sum of:

•                  the Aggregate Principal Receivables determined as of the close of business on the last day of the prior Monthly Period, multiplied by a fraction, the numerator of which is the number of days from and including the first day of that Monthly Period, to but excluding the related reset date and the denominator of which is the number of days in that Monthly Period; and

•                  for each reset date during that Monthly Period, the product of the Aggregate Principal Receivables determined as of the close of business on that reset date, multiplied by a fraction, the numerator of which is the number of days from and including that reset date, to the earlier of the last day of that Monthly Period (in which case that period will include the last day of the Monthly Period) or the next reset date (in which case that period will exclude that reset date), and the denominator of which is the number of days in that Monthly Period.

“Base Rate” means, with respect to any Monthly Period, the annualized percentage equivalent of a fraction:

•                  the numerator of which is the sum of (a) the interest due on the Series 2007-3 notes, (b) the monthly servicing fee payment for your series, (c) any net swap payments due from the trust and (d) the amounts payable pursuant to clause (1) under the caption “Description of Series Provisions—Application of Finance Charge Collections”, in each case payable on the following payment date, minus any net swap receipts received by the trust on the following payment date and

•                  the denominator of which is the collateral amount, plus amounts on deposit in the principal accumulation account, each as of the last day of that Monthly Period.

“Excess Spread Percentage” means, for any Monthly Period, a percentage equal to the Portfolio Yield for such Monthly Period, minus the Base Rate for such Monthly Period.

“Portfolio Yield” means, with respect to any Monthly Period, the annualized percentage equivalent of a fraction:

•                  the numerator of which is the amount of finance charge collections allocated to your series, including recoveries, net investment earnings and amounts withdrawn from the reserve account treated as finance charge collections, but excluding net swap receipts and excess finance charge collections allocated to your series, minus the amount of defaulted principal receivables and uncovered dilution allocated to your series for that Monthly Period; and

•                  the denominator of which is the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that Monthly Period.

“Quarterly Excess Spread Percentage” means:

•                  for the August 2007 payment date, the excess spread percentage for the August payment date;

•                  for the September 2007 payment date, the sum of the excess spread percentages for the August and September payment dates, divided by two; and

•                  for any other payment date, the sum of the excess spread percentages for the then-current payment date and the two prior payment dates, divided by three.

“Required Retained Transferor Percentage” means, for Series 2007-3, 4%, subject to increase to 7% if GE Capital’s long-term unsecured debt is rated Aa2 or lower by Moody’s or AA or lower by Standard & Poor’s.

“Senior Swap Payments” means net swap payments and Senior Termination Payments payable by the issuing entity pursuant to the Class A-1 interest rate swap or the Class C interest rate swap, as applicable.

“Senior Termination Payments” means any termination payments payable by the issuing entity arising as a result of the early termination of the Class A-1 interest rate swap or the Class C interest rate swap, as applicable, due to (i) a tax event or illegality or (ii) any other event of default or termination event, unless, in the case of this clause (ii), the applicable swap counterparty is the defaulting party or sole affected party.

“Subordinated Termination Payments” means any termination payments other than Senior Termination Payments payable by the issuing entity arising as a result of the early termination of the Class A-1 interest rate swap or the Class C interest rate swap, as applicable.

“Series Allocation Percentage” means, for Series 2007-3 and for each Monthly Period, a fraction,

•                  the numerator of which is the numerator used in determining your series’ allocation percentage for purposes of allocating finance charge collections for that Monthly Period, as described under “Description of Series Provisions—Allocation Percentages”, and

•                  the denominator of which is the sum of the numerators used in determining the allocation percentages used by all outstanding series for purposes of allocating finance charge collections;

provided that, if the allocation percentage for finance charge collections for any series has been reset during that Monthly Period, for the portion of the Monthly Period falling on and after each reset date and prior to any subsequent reset date, the Series Allocation Percentage will be calculated using a denominator which is equal to the sum of the numerators used in determining the allocation percentage for finance charge collections for all outstanding series as of the close of business on the subject reset date.

Annex I

Other Series of Notes Issued and Outstanding

The principal characteristics of the other outstanding series of notes previously issued by the trust are set forth in the table below. All of the outstanding series of notes are in group one. For more specific information with respect to any series of notes, any prospective investor should contact us at (203) 585-2351.

1. Series 2004-1

Initial collateral amount	$1,000,000,000
Class A principal amount	$790,000,000
Class B principal amount	$110,000,000
Class C principal amount	$52,500,000
Class A interest rate	One-month LIBOR plus 0.05% per year
Class B interest rate	One-month LIBOR plus 0.30% per year
Class C interest rate	One-month LIBOR plus 0.55% per year
Expected principal payment date	June 2007 payment date
Final maturity date	June 2010 payment date
Series issuance date	June 23, 2004

2. Series 2004-2

Initial collateral amount	$1,000,000,000
Class A principal amount	$790,000,000
Class B principal amount	$110,000,000
Class C principal amount	$52,500,000
Class A interest rate	One-month LIBOR plus 0.04% per year
Class B interest rate	One-month LIBOR plus 0.26% per year
Class C interest rate	One-month LIBOR plus 0.48% per year
Expected principal payment date	September 2007 payment date
Final maturity date	September 2010 payment date
Series issuance date	September 22, 2004

3. Series 2005-1

Initial collateral amount	$1,000,000,000
Class A principal amount	$790,000,000
Class B principal amount	$110,000,000
Class C principal amount	$52,500,000
Class A interest rate	One-month LIBOR plus 0.04% per year
Class B interest rate	One-month LIBOR plus 0.17% per year
Class C interest rate	One-month LIBOR plus 0.34% per year
Expected principal payment date	March 2010 payment date
Final maturity date	March 2013 payment date
Series issuance date	March 30, 2005

4. Series 2005-2

Initial collateral amount	$1,000,000,000
Class A principal amount	$790,000,000
Class B principal amount	$110,000,000
Class C principal amount	$52,500,000
Class A interest rate	One-month LIBOR plus 0.01% per year
Class B interest rate	One-month LIBOR plus 0.20% per year
Class C interest rate	One-month LIBOR plus 0.27% per year
Expected principal payment date	June 2008 payment date

A-1-1

Final maturity date	June 2011 payment date
Series issuance date	June 30, 2005

5. Series 2005-3

Initial collateral amount	$750,000,000
Class A principal amount	$592,500,000
Class B principal amount	$82,500,000
Class C principal amount	$39,375,000
Class A interest rate	4.13% per year
Class B interest rate	One-month LIBOR plus 0.30% per year
Class C interest rate	One-month LIBOR plus 0.40% per year
Expected principal payment date	June 2010 payment date
Final maturity date	June 2013 payment date
Series issuance date	June 30, 2005

6. Series 2005-VFN3

Expected outstanding principal amount as of Series 2007-3 closing date	$300,000,000
Expected collateral amount as of Series 2007-3 closing date	$347,244,094
Commencement of controlled amortization period	September 22, 2006
Expected principal payment date	August 2007 payment date
Final maturity date	August 2009 payment date

7. Series 2005-VFN4

Expected outstanding principal amount as of Series 2007-3 closing date	$625,000,000
Expected collateral amount as of Series 2007-3 closing date	$664,370,079
Commencement of controlled amortization period	December 22, 2006
Expected principal payment date	November 2007 payment date
Final maturity date	November 2009 payment date

8. Series 2005-VFN5

Expected outstanding principal amount as of Series 2007-3 closing date:	$247,650,000
Expected collateral amount as of Series 2007-3 closing date:	$263,250,000
Commencement of controlled amortization period:	December 22, 2006
Expected principal payment date:	November 2007 payment date
Final maturity date:	November 2009 payment date

9. Series 2006-VFN1

Expected outstanding principal amount as of Series 2007-3 closing date:	$1,000,000,000
Expected collateral amount as of Series 2007-3 closing date:	$1,049,868,766
Commencement of controlled amortization period:	March 22, 2008
Expected principal payment date:	February 2009 payment date
Final maturity date:	February 2011 payment date

10. Series 2006-VFN2

Expected outstanding principal amount as of Series 2007-3 closing date:	$560,000,000
Expected collateral amount as of Series 2007-3 closing date:	$587,926,509
Commencement of controlled amortization period:	March 22, 2008
Expected principal payment date:	February 2009 payment date
Final maturity date:	February 2011 payment date

11. Series 2006-VFN3

Expected outstanding principal amount as of Series 2007-3 closing date:	$781,050,000

A-1-2

Expected collateral amount as of Series 2007-3 closing date:	$820,000,000
Commencement of controlled amortization period:	December 22, 2007
Expected principal payment date:	November 2008 payment date
Final maturity date:	November 2010 payment date

12. Series 2006-1

Initial collateral amount	$1,000,000,000
Class A principal amount	$812,500,000
Class B principal amount	$92,500,000
Class C principal amount	$65,000,000
Class A interest rate	5.08% per year
Class B interest rate	One-month LIBOR plus 0.11% per year
Class C interest rate	One-month LIBOR plus 0.24% per year
Expected principal payment date	September 2009 payment date
Final maturity date	September 2012 payment date
Series issuance date	September 27, 2006

13. Series 2006-VFN4

Expected outstanding principal amount as of Series 2007-3 closing date:	$375,390,000
Expected collateral amount as of Series 2007-3 closing date:	$387,000,000
Commencement of controlled amortization period:	December 22, 2007
Expected principal payment date:	November 2008 payment date
Final maturity date:	November 2010 payment date

14. Series 2006-VFN5

Expected outstanding principal amount as of Series 2007-3 closing date:	$473,360,000
Expected collateral amount as of Series 2007-3 closing date:	$488,000,000
Commencement of controlled amortization period:	December 22, 2007
Expected principal payment date:	November 2008 payment date
Final maturity date:	November 2010 payment date

15. Series 2006-VFN6

Expected outstanding principal amount as of Series 2007-3 closing date:	$1,091,250,000
Expected collateral amount as of Series 2007-3 closing date:	$1,125,000,000
Commencement of controlled amortization period:	June 22, 2008
Expected principal payment date:	May 2009 payment date
Final maturity date:	May 2012 payment date

16. Series 2007-1

Initial collateral amount	$1,240,000,000
Class A principal amount	$1,007,500,000
Class B principal amount	$114,700,000
Class C principal amount	$80,600,000
Class A interest rate	One-month LIBOR plus 0.00% per year
Class B interest rate	4.95% per year
Class C interest rate	One-month LIBOR plus 0.27% per year
Expected principal payment date	March 2010 payment date
Final maturity date	March 2013 payment date
Series issuance date	March 29, 2007

17. Series 2007-2

Initial collateral amount	$1,072,000,000
Class A principal amount	$871,000,000

A-1-3

Class B principal amount	$99,160,000
Class C principal amount	$69,680,000
Class A interest rate	One-month LIBOR plus 0.04% per year
Class B interest rate	One-month LIBOR plus 0.18% per year
Class C interest rate	One-month LIBOR plus 0.36% per year
Expected principal payment date	March 2012 payment date
Final maturity date	March 2015 payment date
Series issuance date	March 29, 2007

18. Series 2007-VFN1

Expected outstanding principal amount as of Series 2007-3 closing date:	$667,360,000
Expected collateral amount as of Series 2007-3 closing date:	$688,000,000
Commencement of controlled amortization period:	September 22, 2008
Expected principal payment date:	August 2009 payment date
Final maturity date:	August 2012 payment date

A-1-4

Annex II

Monthly Noteholder’s Statement
GE Capital Credit Card Master Note Trust

Class A-1 LIBOR + 0.01% Notes

Class A-2 5.40% Notes

Class B 5.49% Notes

Class C LIBOR + 0.30% Notes

Pursuant to the Master Indenture, dated as of September 25, 2003 (as amended and supplemented, the “Indenture”) between GE Capital Credit Card Master Note Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2007-3 Indenture Supplement (the “Indenture Supplement”), dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Issuer is required to prepare, or cause the Servicer to prepare, certain information each month regarding current distributions to the Series 2007-3 Noteholders and the performance of the Trust during the previous month. The information required to be prepared with respect to the Payment Date of [●], 20[●], and with respect to the performance of the Trust during the Monthly Period ended [●], 20[●] is set forth below. Capitalized terms used herein are defined in the Indenture and the Indenture Supplement. The undersigned, an Authorized Officer of the Servicer, does hereby certify as follows:

Record Date:	[●], 20[●]
Monthly Period Beginning:	[●], 20[●]
Monthly Period Ending:	[●], 20[●]
Previous Payment Date:	[●], 20[●]
Payment Date:	[●], 20[●]
Interest Period Beginning:	[●], 20[●]
Interest Period Ending:	[●], 20[●]
Days in Monthly Period:	[●]
Days in Interest Period:	[●]
LIBOR Determination Date	[●], 20[●]
LIBOR Rate	[●]
Is there a Reset Date?	[No][Yes]

I.              Trust Receivables Information

a.                   Number of Obligors (Total Securitized) Beginning

b.                  Number of Obligors (Total Securitized) Ending

c.                   Average Obligor Balance (q/b)

d.                  BOP Principal Receivables

e.                   BOP Finance Charge Receivables

f.                     BOP Total Receivables

g.                  Increase in Principal Receivables from Additional Accounts

h.                  Increase in Principal Activity on Existing Securitized Accounts

i.                      Increase in Finance Charge Receivables from Additional Accounts

j.                      Increase in Finance Charge Activity on Existing Securitized Accounts

k.                   Increase in Total Receivables

l.                      Decrease in Principal Receivables due to Account Removal

m.                Decrease in Principal Activity on Existing Securitized Accounts

n.                  Decrease in Finance Charge Receivables due to Account Removal

o.                  Decrease in Finance Charge Activity on Existing Securitized Accounts

p.                  Decrease in Total Receivables

q.                  EOP Aggregate Principal Receivables

r.                     EOP Finance Charge Receivables

A-2-1

s.                   EOP Total Receivables

t.                     Excess Funding Account Balance

u.                  Required Principal Balance

v.                  Minimum Free Equity Amount (EOP Aggregate Principal Receivables * 4.0%)

w.                Free Equity Amount (EOP Principal Receivables — EOP Collateral Amount)

II.            Investor Information (Trust Level)

a.                   Note Principal Balance (Sum of all Series)

i.                  Beginning of Interest Period

ii.               Increase in Note Principal Balance due to New Issuance

iii.            Decrease in Note Principal Balance due to Principal Paid

iv.           End of Interest Period

b.                  Excess Collateral Amount (Sum of all Series)

i.                  Beginning of Interest Period

ii.               Additional Enhancement Amount

iii.            Increase in Excess Collateral Amount due to New Issuance

iv.           Reductions in Required Excess Collateral Amount

v.              Increase in Unreimbursed Investor Charge-Off

vi.           Decrease in Unreimbursed Investor Charge-Off

vii.        Increase in Unreimbursed Reallocated Principal Collections

viii.     Decrease in Unreimbursed Reallocated Principal Collections

ix.             End of Interest Period

c.                   Collateral Amount (Sum of all Series)

i.                  End of Prior Monthly Period

ii.               Beginning of Interest Period

iii.            Increase in Unreimbursed Investor Charge-Off

iv.           Decrease in Unreimbursed Investor Charge-Off

v.              Increase in Unreimbursed Reallocated Principal Collections

vi.           Decrease in Unreimbursed Reallocated Principal Collections

vii.        End of Interest Period

III.           Trust Performance Data (Monthly Period)

a.                   Gross Trust Yield (Finance Charge Collections + Recoveries/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

b.                  Payment Rate (Principal Collections/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

c.                   Charge-Off Rate (Default Amount for Defaulted Accounts/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

d.                  Default Amount for Defaulted Accounts

e.                   Collections

A-2-2

i.                  Total Trust Finance Charge Collections

ii.               Total Trust Principal Collections

iii.            Total Trust Collections

f.	Delinquency Data		Percentage	Amount
	i.	15-29 Days Delinquent
	ii.	30-59 Days Delinquent
	iii.	60-89 Days Delinquent
	iv.	90-119 Days Delinquent
	v.	120-149 Days Delinquent
	vi.	150 or Greater Days Delinquent

IV.           Series Performance Data

a.                   Portfolio Yield (Finance Charge Collections + Recoveries - Aggregate Investor Default Amount + PAA Inv Proceeds/BOP Collateral)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

b.                  Base Rate (Noteholder Servicing Fee + Admin Fee + Monthly Interest + Swap Payments - Swap Receipts/BOP Collateral)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

c.                   Excess Spread Percentage (Portfolio Yield - Base Rate)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Quarterly Excess Spread Percentage

V.            Investor Information Regarding Distributions to Noteholders

a.                   The total amount of the distribution to Class A-1 Noteholders per $1000 Note Initial Principal Balance.

b.                  The amount of the distribution set forth in paragraph a. above in respect of interest on the Class A-1 Notes, per $1000 Note Initial Principal Balance.

c.                   The amount of the distribution set forth in paragraph a. above in respect of principal on the Class A-1 Notes, per $1000 Note Initial Principal Balance.

d.                  The total amount of the distribution to Class A-2 Noteholders per $1000 Note Initial Principal Balance.

e.                   The amount of the distribution set forth in paragraph a. above in respect of interest on the Class A-2 Notes, per $1000 Note Initial Principal Balance.

f.                     The amount of the distribution set forth in paragraph a. above in respect of principal on the Class A-2 Notes, per $1000 Note Initial Principal Balance.

g.                  The total amount of the distribution to Class B Noteholders per $1000 Note Initial Principal Balance.

h.                  The amount of the distribution set forth in paragraph d. above in respect of interest on the Class B Notes, per $1000 Note Initial Principal Balance.

A-2-3

i.                      The amount of the distribution set forth in paragraph d. above in respect of principal on the Class B Notes, per $1000 Note Initial Principal Balance.

j.                      The total amount of the distribution to Class C Noteholders per $1000 Note Initial Principal Balance.

k.                   The amount of the distribution set forth in paragraph g. above in respect of interest on the Class C Notes, per $1000 Note Initial Principal Balance.

l.                      The amount of the distribution set forth in paragraph g. above in respect of principal on the Class C Notes, per $1000 Note Initial Principal Balance.

VI.           Investor Information

a.                   Class A-1 Note Initial Principal Balance

b.                  Class A-2 Note Initial Principal Balance

c.                   Class B Note Initial Principal Balance

d.                  Class C Note Initial Principal Balance

e.                   Initial Excess Collateral Amount

f.                     Initial Collateral Amount

g.                  Class A-1 Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            End of Interest Period

h.                  Class A-2 Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            End of Interest Period

i.                      Class B Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            End of Interest Period

j.                      Class C Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            End of Interest Period

k.                   Excess Collateral Amount

i.                  Beginning of Interest Period

ii.               Reduction in Excess Collateral Amount

iii.            End of Interest Period

l.                      Collateral Amount

i.                  Beginning of Interest Period

ii.               Increase/Decrease in Unreimbursed Investor Charge-Offs

iii.            Increase/Decrease in Reallocated Principal Collections

iv.           Reduction in Excess Collateral Amount

v.              Principal Accumulation Account Deposit

vi.           End of Interest Period

vii.        Collateral Amount as a Percentage of Note Trust Principal Balance

viii.     Amount by which Note Principal Balance exceeds Collateral Amount

m.                Required Excess Collateral Amount

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VII.         Investor Charge-Offs and Reallocated Principal Collections (Section references relate to Indenture Supplement)

a.                   Beginning Unreimbursed Investor Charge-Offs

b.                  Current Unreimbursed Investor Defaults

c.                   Current Unreimbursed Investor Uncovered Dilution Amount

d.                  Current Reimbursement of Investor Charge-Offs

e.                   Ending Unreimbursed Investor Charge-Offs

f.                     Beginning Unreimbursed Reallocated Principal Collections

g.                  Current Reallocated Principal Collections

h.                  Current Reimbursement of Reallocated Principal Collections

i.                      Ending Unreimbursed Reallocated Principal Collections

VIII.        Investor Percentages—BOP Balance and Series Account Information

a.                   Allocation Percentage Numerator—for Finance Charge Collections and Default Amounts

b.                  Allocation Percentage Numerator—for Principal Collections

c.                   Allocation Percentage Denominator

i.                  Aggregate Principal Receivables Balance

ii.               Number of Days at Balance

iii.            Average Principal Balance

d.                  Sum of Allocation Percentage Numerators for all outstanding Series with respect to Finance Charge Collections and Default Amounts

e.                   Sum of Allocation Percentage Numerators for all outstanding Series with respect to Principal Collections

f.                     Allocation Percentage, Finance Charge Collections and Default Amount

g.                  Allocation Percentage, Principal Collections

h.                  Series Allocation Percentage

IX.           Collections and Allocations

			Trust	Series
a.	Finance Charge Collections
b.	Recoveries
c.	Principal Collections
d.	Default Amount
e.	Dilution
f.	Investor Uncovered Dilution Amount
g.	Available Finance Charge Collections
	i.	Investor Finance Charge Collections
	ii.	Excess Finance Charge Collections allocable to Series 2007-3
	iii.	Principal Accumulation Account Investment Proceeds
	iv.	Investment earnings in the Reserve Account
	v.	Reserve Account Draw Amount
	vi.	Net Swap Receipts
	vii.	Recoveries
h.	Available Finance Charge Collections
i.	Total Collections to Series
j.	Total Finance Charge Collections deposited in the Collection Account (net of any amounts distributed to Transferor and owed to Servicer)

X.            Application of Available Funds pursuant to Section 4.4(a) of the Indenture Supplement

a.                   Available Finance Charge Collections

i.                  On a pari passu basis:

a.               Payment to the Indenture Trustee, to a maximum of $25,000

b.              Payment to the Trustee, to a maximum of $25,000

c.               Payment to the Administrator, to a maximum of $25,000

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ii.               To the Servicer:

a.               Noteholder Servicing Fee

b.              Noteholder Servicing Fee previously due but not paid

c.               Total Noteholder Servicing Fee

iii.            On a pari passu basis:

a.               Class A-1

I.                 Class A-1 Monthly Interest

II.             Class A-1 Deficiency Amount

III.         Class A-1 Additional Interest

IV.         Class A-1 Additional Interest not paid on prior Payment Date

V.             Class A-1 Senior Swap Payments

VI.         Class A-1 Senior Swap Payments not paid on a prior Payment Date

b.              Class A-2

I.                 Class A-2 Monthly Interest

II.             Class A-2 Deficiency Amount

III.         Class A-2 Additional Interest

IV.         Class A-2 Additional Interest not paid on prior Payment Date

iv.           On a pari passu basis:

a.               Class B Monthly Interest

b.              Class B Deficiency Amount

c.               Class B Additional Interest

d.              Class B Additional Interest not paid on prior Payment Date

v.              On a pari passu basis:

a.               Class C Monthly Interest

b.              Class C Deficiency Amount

c.               Class C Additional Interest

d.              Class C Additional Interest not paid on prior Payment Date

e.               Class C Senior Swap Payments

f.                 Class C Senior Swap Payments not paid on a prior Payment Date

vi.           To be treated as Available Principal Collections

a.               Aggregate Investor Default Amount

b.              Aggregate Investor Uncovered Dilution Amount

vii.        To be treated as Available Principal Collections, to the extent not previously reimbursed

a.               Investor Charge-offs

b.              Reallocated Principal Collections

viii.     Excess of Required Reserve Account Amount Over Available Reserve Account Amount

ix.             Amounts required to be deposited to the Spread Account

x.                To be treated as Available Principal Collections: Series Allocation Percentage of Minimum Free Equity Shortfall

xi.             Subordinated Termination Payments or other additional amounts owed to Class A-1 Swap Counterparty

xii.          Subordinated Termination Payments or other additional amounts owed to Class C Swap Counterparty

xiii.       Unless an Early Amortization Event has occurred, amounts that have not been paid pursuant to (a)(i) above

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xiv.

The balance, if any, will constitute a portion of Excess Finance Charge Collections for such Payment Date and first will be available for allocation to other Series in Group One and, second, paid to the Transferor, to be applied in accordance with Section 8.6 of the Indenture unless:

	a.	There is an Early Amortization Period, in which case Excess Finance Charge Collections will be used to pay Monthly Principal; or
b.

GE Capital’s long-term unsecured debt rating is Aa2 or lower by Moody’s or AA or lower by S&P and the Free Equity Amount is less than the Minimum Free Equity Amount, in which case Excess Finance Charge Collections will be deposited to the Excess Funding Account up to such shortfall

XI.           Excess Finance Charge Collections (Group One)

a.	Total Excess Finance Charge Collections in Group One

b.	Finance Charge Shortfall for Series 2007-3

c.	Finance Charge Shortfall for all Series in Group One

d.	Excess Finance Charges Collections Allocated to Series 2007-3

XII.         Available Principal Collections and Distributions (Section references relate to Indenture Supplement)

a.	Investor Principal Collections

b.	Less: Reallocated Principal Collections for the Monthly Period pursuant to Section 4.7

c.	Plus: Shared Principal Collections allocated to this Series

d.	Plus: Aggregate amount to be treated as Available Principal Collections pursuant to Section 4.4(a)(vi)

e.	Plus: Aggregate amount to be treated as Available Principal Collections pursuant to Section 4.4(a)(vii)

f.	Plus: Unless there is an Early Amortization Period, the amount of Available Finance Charge Collections used to pay principal on the Notes

g.	Available Principal Collections (Deposited to Principal Account)
	i.	During the Revolving Period, Available Principal Collections treated as Shared Principal Collections
	ii.	During the Controlled Accumulation Period, Available Principal Collections deposited to the Principal Accumulation Account
	iii.	During the Early Amortization Period, Available Principal Collections deposited to the Distribution Account
	iv.	Series Shared Principal Collections available to Group One
	v.	Principal Distributions in order of priority
		a.	Principal paid to Class A Noteholders
		b.	Principal paid to Class B Noteholders
		c.	Principal paid to class C Noteholders
	vi.	Total Principal Collections Available to Share (Inclusive of Series 2007-3)
	vii.	Series Principal Shortfall
	viii.	Shared Principal Collections allocated to this Series from other Series

XIII.        Series 2007-3 Accumulation

a.	Controlled Accumulation Period Length in months (scheduled)

b.	Controlled Accumulation Amount

c.	Controlled Deposit Amount

d.	Accumulation Shortfall

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e.	Principal Accumulation Account Balance
	i.	Beginning of Interest Period
	ii.	Controlled Deposit Amount
	iii.	Withdrawal for Principal Payment
	iv.	End of Interest Period

XIV.        Reserve Account Funding (Section references relate to Indenture Supplement)

a.	Reserve Account Funding Date (scheduled)

b.	Required Reserve Account Amount (.50% of Note Principal Balance beginning on Reserve Account Funding Date)

c.	Beginning Available Reserve Account Amount

d.	Reserve Draw Amount

e.	Deposit pursuant to 4.4(a)(viii) the excess of b. over c.

f.	Withdrawal for Reserve Account Surplus paid to Transferor pursuant to Section 4.10(d)

g.	Withdrawal for Reserve Account Surplus paid to Transferor pursuant to Section 4.10(e)

h.	Ending Available Reserve Account Amount

XV.         Spread Account Funding (Section references relate to Indenture Supplement)

a.	Spread Account Percentage

b.	Required Spread Account Amount

c.	Beginning Available Spread Account Amount

d.	Withdrawal pursuant to 4.11(a)—Section 4.4(a)(v) Shortfall

e.	Withdrawal pursuant to 4.11(b)—Class C Expected Principal Payment Date

f.	Withdrawal pursuant to 4.11(c)—Early Amortization Event

g.	Withdrawal pursuant to 4.11(d)—Event of Default

h.	Deposit pursuant to 4.4(a)(ix)—Spread Account Deficiency

i.	Withdrawal pursuant to 4.11(f)—Spread Account Surplus Amount

j.	Ending Available Spread Account Amount

XVI.          Series Early Amortization Events

a.	The Free Equity Amount is less than the Minimum Free Equity Amount Free Equity:
	i.	Free Equity Amount
	ii.	Minimum Free Equity Amount
	iii.	Excess Free Equity Amount
b.	The Note Trust Principal Balance is less than the Required Principal Balance Note Trust Principal Balance:
	i.	Note Trust Principal Balance
	ii.	Required Principal Balance
	iii.	Excess Principal Balance

A-2-8

c.	The three-month average Portfolio Yield is less than three-month average Base Rate Portfolio Yield:
	i.	Three month average Portfolio Yield
	ii.	Three month average Base Rate
	iii.	Excess Spread over Base Rate
d.	The Note Principal Balance is outstanding beyond the Expected Principal Payment Date
	i.	Expected Principal Payment Date
	ii.	Current Payment Date

IN WITNESS WHEREOF, the undersigned has duly executed this Monthly Noteholder’s Statement as of the [●] day of [●] 20[●].

GE MONEY BANK, as Servicer

By:
Name:
Title:

A-2-9

GE Capital Credit Card Master Note Trust
Issuing Entity

RFS Holding, L.L.C.
Depositor

GE Money Bank
Sponsor and Servicer

Series 2007-3

$949,750,000 Class A-1 Floating Rate Asset Backed Notes

$269,000,000 Class A-2 5.40% Asset Backed Notes

$138,750,000 Class B 5.49% Asset Backed Notes

$97,500,000 Class C Floating Rate Asset Backed Notes

Prospectus Supplement

Underwriters of the Class A notes
JPMorgan	RBS Greenwich Capital
ABN AMRO Incorporated
Banc of America Securities LLC
CastleOak Securities, L.P.
Credit Suisse
RBC Capital Markets

Underwriters of the Class B notes and Class C notes
JPMorgan	RBS Greenwich Capital

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver a prospectus supplement and prospectus until 90 days after the date of this prospectus.